Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

J.B.A. CONSULTING ENGINEERS, INC., as the Company,

EACH OF THE STOCKHOLDERS OF J.B.A. CONSULTING ENGINEERS, INC., as Company Stockholders,

THE STOCKHOLDER REPRESENTATIVE

and

NV5 GLOBAL, INC., as Buyer

October 25, 2016

 i

4.26	Tax Returns and Payments	30
4.27	Severance	32
4.28	Absence of Certain Changes or Events	32
4.29	Product and Service Warranties	32
4.30	Customers	33
4.31	Bank Accounts	33
4.32	Full Disclosure	33
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS		34
5.1	Capacity and Authority; Enforceability	34
5.2	Ownership of Shares	34
5.3	No Conflict	34
5.4	Litigation	34
5.5	Brokers or Finders	35
5.6	Affiliate Transactions	35
5.7	United States Person	35
5.8	Securities Law Matters	35
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		37
6.1	Organization; Good Standing	37
6.2	Power and Authority; Enforceability	37
6.3	No Conflict	37
6.4	Litigation	37
6.5	Brokers or Finders	38
6.6	Financial and Regulatory Matters	38
ARTICLE VII COVENANTS		38
7.1	Certain Tax Matters	38
7.2	Cooperation and Proceedings; Access to Records	39
7.3	Further Action	39
7.4	Noncompetition, Nonsolicitation, and Nondisparagement	40
7.5	Confidentiality	41
7.6	Customer and Other Business Relationships	42
7.7	Buyer Stock	43
7.8	Termination of Certain Documents	43
ARTICLE VIII INSURANCE		43
8.1	Directors and Officers	43
ARTICLE IX STOCKHOLDER REPRESENTATIVE		44
9.1	Designation; Powers	44
9.2	Authority	45
ARTICLE X SURVIVAL; INDEMNIFICATION; DISPUTE RESOLUTION		45
10.1	Survival	45
10.2	Indemnification Obligations of the Company Stockholders	45
10.3	Indemnification Obligations of Buyer	47
10.4	Limitations	48
10.5	Notice of Indemnification; Indemnification Procedure	48
10.6	Indemnification Payments; Setoff Against Promissory Notes	50

10.7	Character of Indemnity Payments	51
10.8	Investigations	51
10.9	Exclusive Remedy	52
10.10	Jurisdiction; Governing Law	52
10.11	Equitable Remedies; Damages	52
ARTICLE XI CONFIDENTIALITY		52
11.1	Non-Disclosure of Information	52
11.2	Publicity	52
ARTICLE XII GENERAL		53
12.1	Expenses	53
12.2	Entire Agreement	53
12.3	Headings	53
12.4	Notices	53
12.5	Exhibits and Schedules	54
12.6	Termination of Obligations	54
12.7	Severability	55
12.8	Waiver	55
12.9	Assignment	55
12.10	Successors and Assigns	55
12.11	Amendments	55
12.12	Counterparts; Facsimiles	55

SCHEDULES

Schedule 1.1(b)	Key Employees
Schedule 2.3(a)(iii)	Resignations
Schedule 2.3(a)(iv)	Consents
Schedule 4.1	Qualifications
Schedule 4.3	Subsidiaries
Schedule 4.4	Capitalization
Schedule 4.5	Indebtedness
Schedule 4.6(a)	Material Contracts
Schedule 4.6(b)	Enforceability of Material Contracts
Schedule 4.7(a)	Government Contracts
Schedule 4.7(b)	Government Bids
Schedule 4.7(g)	Clearances
Schedule 4.8	Sufficiency of Assets
Schedule 4.9	Accounts Receivable
Schedule 4.10	Financial Statements
Schedule 4.11	Undisclosed Liabilities
Schedule 4.12	Equipment
Schedule 4.13	Insurance
Schedule 4.14	Owned Real Property
Schedule 4.15	Leased Real Property
Schedule 4.16(a)	Employee Benefit Plans

Schedule 4.16(f)	Parachute Payments
Schedule 4.17(a)	Employees
Schedule 4.17(e)	Employment-Related Proceedings
Schedule 4.18	No Conflict
Schedule 4.19	Litigation
Schedule 4.22(a)	Owned Intellectual Property
Schedule 4.22(b)	Intellectual Property Licenses
Schedule 4.23	Environmental Matters
Schedule 4.24	Affiliate Transactions
Schedule 4.27	Severance
Schedule 4.29	Product and Service Warranties
Schedule 4.31	Bank Accounts
Schedule 5.2	Ownership of Shares
Schedule 5.7	United States Person

EXHIBITS

Exhibit A	Company Stockholders
Exhibit B	Company Closing Certificate
Exhibit C	Company Officer’s Certificate
Exhibit D	Legal Opinion
Exhibit E	Buyer Closing Certificate
Exhibit F	Form of Promissory Note
Exhibit G	Form of Lock-Up Agreement
Exhibit H	Investor Letter

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of October 25, 2016, by and among (i) J.B.A. CONSULTING ENGINEERS, INC., a Nevada corporation (the “Company”), (ii) each of the holders of issued and outstanding shares of capital stock of the Company (the “Company Stockholders”), (iii) Carl Von Hake, solely in his capacity as the Stockholder Representative, as appointed pursuant to Section 9.1 hereof (the “Stockholder Representative”), and (iv) NV5 GLOBAL, INC., a Delaware corporation, or its assigns (“Buyer”). Buyer, the Company, the Company Stockholders and the Stockholder Representative are sometimes referred to separately in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, the Company, through itself and through its Subsidiaries, is engaged in the business of providing specialized engineering services, focusing on mechanical, electrical, and plumbing engineering, fire protection systems design, acoustics, audio-visual systems, telecommunications and other specialty design and consulting services (the “Business”);

WHEREAS, the Company Stockholders set forth on Exhibit A collectively are the record and beneficial owners of all of the issued and outstanding shares of Company Common Stock (the “Shares”), which Shares constitute all of the issued and outstanding Equity Interests of the Company; and

WHEREAS, the Company Stockholders desire to sell, and Buyer desires to purchase, all of the Shares for the consideration and on the other terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises, covenants, representations, warranties and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1    Defined Terms. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the meanings assigned to them in this Section 1.1:

“Accounting Arbitrator” means a nationally known independent accounting firm (which firm shall not be the then regular auditors of Buyer or the Company) selected by Buyer and the Stockholder Representative to resolve any disputes under Sections 3.2 and 7.1.

“Accounts Receivable” means all accounts receivable billed and unpaid, including prepaid deposits, for services provided by the Company and its Subsidiaries prior to the Closing.

“Acquired Employees” means those individuals who are employed by the Company and its Subsidiaries immediately prior to the Closing Date.

“Affiliate” means, with respect to any Person, any other Person, which directly or indirectly controls, is controlled by or is under common control with such Person.

“Breach” means any misstatement or inaccuracy in, or any failure to perform or comply with, any representation, warranty, covenant, obligation or other provision of this Agreement.

“Business Day” means a day other than Saturday, Sunday or any date on which banks located in the State of New York are authorized or obligated to close by applicable Legal Requirements.

“Buy-Sell Agreement” means that certain buy-sell agreement by and between the Company and the persons whose names appear on the signature pages thereto, dated as of January 1, 2009.

“Cash” means, as of a particular time, the aggregate cash balance of the Company and its Subsidiaries as of such time (including checks and drafts deposited for the account of the Company and its Subsidiaries and net of issued but uncleared checks and drafts of the Company and its Subsidiaries), as determined in accordance with GAAP.

“Closing Working Capital” means the amount of the Net Working Capital as of the close of business on the day immediately preceding the Closing Date, but without giving effect to the Contemplated Transactions.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.

“Company Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Consent” means any approval, consent, ratification, waiver or other authorization or release, including stockholder approval, board of directors approval, third Person consent and any Governmental Authorization.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contracts” means all contracts, agreements, leases (including leases of real property), licenses, re-seller agreements, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, that are currently outstanding or have ongoing rights or obligations pertaining to them and that have not expired or otherwise been terminated.

“Damages” means, collectively, all claims, liabilities, obligations, losses, damages, deficiencies, assessments, judgments, costs, expenses (including reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, or other Proceeding or demand) whenever arising or incurred (including amounts paid in settlement, consequential damages (other than to the extent not a reasonably foreseeable result of the applicable Breach, violation or other basis for indemnification hereunder) and lost profits), with respect to which an Indemnified Party is entitled to receive indemnification pursuant to the provisions of ARTICLE X; provided, however, that (a) in no event shall Damages include exemplary or punitive damages except, in each case, to the extent awarded in a Third Party Claim, (b) in the event that the loss, claim or other liability that gave rise to the right to receive indemnification is covered by insurance maintained by or for the benefit of the Indemnified Party, the amount of any Damages that such Indemnified Party would otherwise be entitled to receive will be reduced by the amount of the insurance proceeds actually paid to or received by the Indemnified Party (net of any (i) deductible amounts, (ii) documented out-of-pocket expenses relating to the recovery of such insurance proceeds, and (iii) increase in premiums resulting therefrom), and (c) the amount of Damages that such Indemnified Party would otherwise be entitled to receive will be reduced by any indemnification, contribution or other similar payment actually recovered by such Indemnified Party or any Affiliate thereof from any third Person with respect thereto.

“Debt Pay-off Amount” means the amount, if any, of any Indebtedness of the Company and its Subsidiaries as of the close of business on the day immediately preceding the Closing Date (which amount shall represent the amount necessary to pay in full and discharge all such Indebtedness).

“Disclosure Schedule” means the schedules delivered by the Company or the Company Stockholders pursuant to ARTICLE IV or ARTICLE V. Unless otherwise specified, each reference in this Agreement to any numbered Schedule of the Disclosure Schedule is a reference to the corresponding numbered Schedule of the Disclosure Schedule. Each numbered Schedule of the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Agreement and any other Schedule of the Disclosure Schedule that is specifically cross-referenced to such disclosure. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation, warranty or covenant of the Company or the Company Stockholders contained in this Agreement.

“Emergency Leadership Succession Plan” means that certain emergency leadership succession plan adopted by the Company’s board of directors.

“Employee Benefit Plan” means a Plan that the Company and its Subsidiaries or any ERISA Affiliate sponsors, maintains, has any obligation to contribute to, has or may have liability under or is otherwise a party to, or that otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of the Company and its Subsidiaries or any ERISA Affiliate, on or prior to the Closing Date and, in the case of a Plan that is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five (5)-year period preceding the Closing.

“Environmental Laws” means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions, which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. § 9601, et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. § 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. §§ 7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. § 136-136y; the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. § 11001, et seq. (Title III of SARA); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. § 651, et seq.

“Environmental Liabilities” means any liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law.

“Equity Interests” means shares of capital stock, membership or partnership interests or any other equity interests in any Person, including (a) any securities convertible into or exchangeable for any of the foregoing, (b) any options, warrants or other rights to purchase or subscribe for any of the foregoing or to purchase or subscribe for any securities convertible into or exchangeable for any of the foregoing, or (c) any other security or instrument, including any stock appreciation rights or phantom stock rights, whose value is derived from any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that act or to any successor law.

“ERISA Affiliate” means (a) any corporation included with the Company in a controlled group of corporations within the meaning of Section 414(b) of the Code, (b) any trade or business (whether or not incorporated) which is under common control of the Company within the meaning of Section 414(c) of the Code, (c) any member of any affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code, or (d) any other person or entity treated as an affiliate of the Company under Section 414(o) of the Code.

“GAAP” means, at any particular time, generally accepted accounting principles as in effect in the United States at such time; provided, however, that, if it is or was permissible to use more than one principle at such time in respect of a particular accounting matter, GAAP shall refer to the principle which is or was then employed by the Company.

“Government Bid” means any quotation, bid or proposal that, if accepted or awarded, would lead to a Government Contract.

“Government Contract” means, with respect to any Person, any prime contract, subcontract, facility contract, teaming agreement or arrangement, strategic alliance agreement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order or other contractual arrangement of any kind, as modified by binding modification or change order, in each case between such Person and (a) any Governmental Body, (b) any prime contractor of a Governmental Body, or (c) any subcontractor with respect to any contract of a type described in foregoing clause (a) or (b).

“Governmental Authorization” means any consent, license or permit issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental entity, agency, instrumentality, or authority of any nature.

“Hazardous Materials” means any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, any radioactive substance, any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other substance, material or waste, that is defined in, or regulated by, or which may form the basis for liability under, any Environmental Law, whether solid, liquid or gas.

“Income Tax” means any Tax measured in whole or part by gross income, adjusted gross income, or net income, as such terms are understood for federal Tax purposes.

“Indebtedness” means, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; and (e) indebtedness of others guaranteed by such Person.

“Intellectual Property” means all patents, copyrights, mask-work registrations, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, data bases, moral rights, domain names, manufacturing methods and data, specifications, drawings, algorithms, prototypes, designs, design rights, design tools, white papers, research and development data and computer software programs (except off-the-shelf software having a per-copy value of less than $100); all trademarks, trade names, service marks and service names; all registrations, applications, recordings, licenses and common-law rights relating thereto, all rights to sue at law or in equity for any infringement or other impairment thereto, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto; and all other United States, state and foreign intellectual property.

“IRS” means the Internal Revenue Service.

“Key Employees” shall mean the employees of the Company or its Subsidiaries listed on Schedule 1.1(b).

“Knowledge” in reference to the Company and/or its Subsidiaries means the actual knowledge of any Key Employee, after due inquiry with respect to the matters at hand.

“Legal Requirement” means any domestic or foreign, federal, state, county, provincial, municipal or local statute, law, ordinance, rule, regulation law, judgment, order, writ, decree, injunction, administrative interpretation or other requirement of any Governmental Body.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any kind or nature whatsoever.

“Material Adverse Effect” means any change, event, circumstance, occurrence or effect that, individually or in the aggregate with any other change, event, circumstance, occurrence or effect has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, properties, business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but excluding (a) any actual adverse effect arising out of or resulting public announcement of the Contemplated Transactions; and (b) effects resulting from general economic, regulatory or capital market conditions, but only to the extent such conditions do not disproportionately adversely affect the Company and its Subsidiaries.

“Net Working Capital” means the Company’s and its Subsidiaries’ (a) current assets (excluding the Stockholder A/R Amount), minus (b) current liabilities (excluding Indebtedness and any Transaction Expenses to the extent such Transaction Expenses were (i) paid prior to the Closing Date or (ii) fully paid out of the Closing Cash Payment), in each case determined in accordance with GAAP.

“Permitted Liens” means (a) mechanics’, warehousemen’s, materialmens’, contractors’ and workmens’ liens, and other similar Liens arising in the ordinary course for obligations that are not delinquent, (b) liens for current Taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith provided there are adequate reserves maintained therefor, and (c) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials from any source into or upon the environment.

“Representatives” means, with respect to any Person, each of its directors, officers, managers, employees, consultants, partners, members, advisors, attorneys, accountants, brokers, distributors, resellers or other agents.

“SEC” means the United States Securities and Exchange Commission.

“Special Pre-Closing Tax Liabilities” means any and all Taxes arising out of (a) the repatriation of cash by the Company on or prior to the Closing Date from the Company’s Subsidiaries operating outside of the United States and (b) the Company’s conversion from the cash accounting method to the accrual accounting method.

“Stockholder A/R Amount” means any and all amounts owed to the Company by such Company Stockholders that, as of the Closing Date, have not fully paid for the Shares issued to such Company Stockholder by the Company.

“Subsidiary” means, with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than fifty percent (50%) of the voting power in the election of directors or their equivalents.

“Target Working Capital” means Four Million Dollars ($4,000,000).

“Tax” means any tax of any kind, levy, assessment, tariff, duty, impost, charge or fee, including income, gross receipts, franchise, ad valorem, value added, excise, real or personal property, escheat, asset, sales, use, license, payroll, transaction, capital, net worth, withholding, estimated, social security, utility, workers’ compensation, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other taxes or similar governmental charge or assessment of any kind imposed, assessed or collected by or under the authority of any Governmental Body, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, report, statement, declaration, estimate, form or other document (including any related or supporting information) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, reporting or payment of any Tax.

“Threatened” means, with respect to any Person, a Proceeding, claim, dispute or other matter that has been noticed to such Person in writing and received by such Person.

“Transaction Documents” means this Agreement, the Employment Agreements, the Lock-Up Agreements, the Confidentiality Agreement, the Promissory Notes and any other agreements, certificates, instruments or documents entered into or delivered by any Party in connection with this Agreement or the Contemplated Transactions, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing is amended, supplemented or otherwise modified from time to time.

“Transaction Expenses” means all fees and expenses of the Company, its Subsidiaries, and its Affiliates in connection with this Agreement and the Contemplated Transactions, including (a) all fees, costs and expenses of attorneys, accountants, brokers, investment bankers, financial advisors and other advisors, and (b) all amounts payable by any of the Company, its Subsidiaries or the Company Stockholders to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries arising at or prior to the Closing from or as a result of the consummation of the Contemplated Transactions (including any severance or bonus plan payments, any payment of deferred compensation, any transaction bonus or change in control payment or any similar payment).

“Transaction Expenses Pay-off Amount” means the amount of Transaction Expenses unpaid as of the close of business on the day immediately preceding the Closing Date, whether or not invoiced prior to the Closing Date (which amount shall represent the amount necessary to pay in full and discharge all such Transaction Expenses).

“Transfer Taxes” means all sales, transfer, recording, ad valorem, privilege, documentary, registration, conveyance, excise, license, gains, stamps, duties or similar Taxes.

“Work in Progress” means services provided by the Company and its Subsidiaries prior to the Closing Date for which payment invoices have not be remitted to the applicable customer as of the Closing Date.

1.2    Index of Defined Terms. Each of the following terms is defined on the page set forth below opposite such term:

Term:	Section:
Accredited Company Stockholder Adjustment Statement	5.8(a) 3.2(a)
Agreement	Preamble
Balance Sheet Date	4.9
Business	Recitals
Buyer	Preamble
Buyer Indemnified Parties	10.2
Claim Notice	10.5(a)
Claim Response	10.5(c)
Closing	2.2
Closing Cash Payment	3.1(a)
Closing Date	2.2
Closing Payment	3.1(b)
Closing Shares	3.1(b)
Company Company Covered Persons	Preamble 4.20(c)
Company Intellectual Property	4.21(c)
Company Stockholders	Preamble
Confidential Information	7.5(a)
Confidentiality Agreement	11.1
Covered Persons	8.1(a)
Deductible Amount Disqualification Event	10.4(a) 4.20(c)
Employment Agreements Energenz Energenz HK	2.3(a)(vii) 4.1(b) 4.1(b)
Equipment Exchange Act	4.11 5.8(e)
Financial Statements Form 8-K	4.9 7.8(d)
Fundamental Representations	10.1(a)
Indemnification Claim	10.5(a)
Indemnified Party	10.5(a)
Indemnifying Party	10.5(a)
Leased Real Property	4.14
Leases	4.14
Licenses and Permits	4.24
Lock-Up Agreement	3.3(b)
Luce	10.2(l)
Material Contracts Non-Accredited Investor	4.6(a) 7.2(a)
Owned Intellectual Property	4.21(a)
Owned Real Property	4.13
Party or Parties	Preamble
Pre-Closing Tax Period	7.1(a)
Promissory Note	3.1(c)
Purchase Price	3.1
Reserve Fund	9.1
Response Period	10.5(c)
Rule 144	5.8(f)
Securities Act	3.1(c)
Seller Indemnified Parties	10.3
Share Value	3.1(b)
Shares	Recitals
Stockholder Representative	Preamble
Straddle Period	7.1(b)
Straddle Period Returns	7.1(b)
Tax Contest	7.1(d)
Third Party Claim	10.5(e)

1.3    General Provisions. Unless expressly provided otherwise in this Agreement, or unless the context requires otherwise:

(a)     All accounting terms used in this Agreement shall have the meanings or interpretation given to them in accordance with GAAP, as the context may require;

(b)     The singular shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders; and all references to any Party defined herein shall be deemed to refer to each and every Person defined herein as such Party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used;

(c)     All references to “this Agreement” shall include the Exhibits and Schedules to this Agreement as well as the body of this Agreement;

(d)     All references to time shall mean Eastern Standard Time or Eastern Daylight Saving Time, as then in effect;

(e)     All references to sections, subsections, paragraphs or other provisions of any Legal Requirement that consists of a law, ordinance, regulation or statute shall be deemed to include successor, amended, renumbered and replacement provisions thereof;

(f)     References herein to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles and Sections of, and Schedules and Exhibits to, this Agreement;

(g)     If any action is to be taken by any Party pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day;

(h)     The terms “include”, “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears; and

(i)     Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof.

ARTICLE II
SALE AND PURCHASE OF SHARES; CLOSING

2.1    Sale and Purchase of Shares. At the Closing, on the terms and subject to the conditions of this Agreement, each of the Company Stockholders will sell, transfer and deliver or cause to be delivered to Buyer, free and clear of any Liens, the Shares, and Buyer will purchase the Shares.

2.2    Closing. The closing of the Contemplated Transactions (the “Closing”) will take place remotely via an exchange of documents and signatures on the date hereof, or at such other time and place as the Parties may mutually agree upon in writing (the “Closing Date”), at which time the documents and instruments referred to in this Agreement will be delivered by the Parties. For purposes of Section 3.3, the sale of the Shares contemplated by this Agreement shall be deemed to take place and to be effective at 11:59 p.m., Eastern time, on the Closing Date (the “Effective Time”).

2.3    Closing Deliveries.

(a)     Company and Company Stockholders Deliveries. Prior to or at the Closing, the Company and the Company Stockholders will deliver, or cause to be delivered, to Buyer the following:

(i)     certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

(ii)     with respect to each Company Stockholder, a properly executed certificate of non-foreign status in a form meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2);

(iii)     the resignations of directors and officers of the Company and its Subsidiaries set forth on Schedule 2.3(a)(iii);

(iv)     all Consents and assignments necessary in connection with the Contemplated Transactions as set forth on Schedule 2.3(a)(iv);

(v)     a closing certificate, dated as of the Closing Date, executed by an executive officer of the Company, in the form attached as Exhibit B, certifying that (A) all closing deliveries specified in this Section 2.3(a) have been delivered, and (B) the representations and warranties of the Company and the Company Stockholders contained in ARTICLE IV are true and correct in all material respects as of the Closing Date;

(vi)     an officer’s certificate, dated as of the Closing Date, executed by an executive officer of the Company, in the form attached as Exhibit C, certifying (A) the Articles of Incorporation of the Company, (B) the Amended and Restated Bylaws of the Company (the “Bylaws”), (C) approval by the Board of Directors of the Company of this Agreement and the Contemplated Transactions, (D) the good standing of the Company, and (E) the incumbency and genuineness of the signatures of each officer of the Company executing the Transaction Documents;

(vii)     employment agreements from each of the Key Employees (the “Employment Agreements”), executed and delivered by the Company and the applicable Key Employee, in a form acceptable to Buyer;

(viii)     executed copies of payoff letters in respect of the payment to the intended beneficiaries thereof of all Indebtedness of the Company;

(ix)     Lock-Up Agreements from each of the Company Stockholders receiving Closing Shares and Future Shares, executed and delivered by such Company Stockholders;

(x)     an opinion of outside counsel to the Company opining as to the matters set forth on Exhibit D;

(xi)     with respect to any Company Stockholder that is organized as a trust under applicable state law, a certification of authority confirming the identity of the trustees authorized to act on behalf of the trust and that such authority includes the right to transfer the Shares to be delivered at the Closing;

(xii)      any such consents as may be required with respect to a change in control of the parent entity of any of the Company’s foreign subsidiaries or Energenz HK; and

(xiii)     all other certificates, instruments and documents reasonably necessary or appropriate to consummate the Contemplated Transactions.

(b)     Buyer Deliveries. Prior to or at the Closing, Buyer will deliver, or cause to be delivered, to the Company Stockholders the following:

(i)     the Closing Payment payable in the manner described in Section 3.1;

(ii)     the Promissory Notes;

(iii)     a closing certificate, dated as of the Closing Date, executed by an executive officer of Buyer in the form attached as Exhibit E, certifying that (A) all closing deliveries specified in this Section 2.3(b) have been delivered, and (B) the representations and warranties of Buyer contained in ARTICLE VI are true and correct in all material respects as of the Closing Date; and

(iv)     all other certificates, instruments and documents reasonably necessary or appropriate to consummate the Contemplated Transactions.

ARTICLE III
PURCHASE PRICE

3.1    Purchase Price. On the terms and subject to the conditions of this Agreement and the adjustments set forth in Section 3.2, the Company Stockholders agree to sell and deliver to Buyer the Shares, and Buyer agrees to deliver to the Company Stockholders a maximum consideration of up to Twenty Three Million Dollars ($23,000,000) (the “Purchase Price”) as described below:

(a)     Closing Payment. At the Closing, Buyer shall pay to the Stockholder Representative for the benefit of, and further payment to, the Company Stockholders, or with respect to the Debt Pay-Off Amount, the Transaction Expenses Pay-Off Amount, and the Stockholder A/R Amount, the applicable payees, in accordance with their proportionate shares set forth on Exhibit A, column (E), an aggregate amount in cash (the “Closing Cash Payment”) equal to Twelve Million Dollars ($12,000,000) which shall be subject to reduction by the Stockholder Representative for each Company Stockholder’s proportionate share of the Debt Pay-Off Amount, the Transaction Expenses Pay-Off Amount, the amount of the Reserve Fund and any amount owing by such Company Stockholder for the Stockholder A/R Amount. The Stockholder Representative shall distribute the Closing Cash Payment to the Company Stockholders in accordance with their proportionate shares set forth on Exhibit A, column (E), by wire transfer or delivery of other immediately available funds within seven (7) Business Days following the Closing Date and shall pay to the appropriate recipients the applicable amounts in respect of the Debt Pay-Off Amount, the Transaction Expenses Pay-Off Amount, and the Stockholder A/R Amount.

(b)     Closing Shares. Promptly following the Closing, Buyer shall issue to the Company Stockholders in the proportions set forth on Exhibit A, column (F), the number of shares of common stock in Buyer (the “Closing Shares” and together with the Closing Cash Payment, the “Closing Payment”) equal to the quotient of (i) One Million Four Hundred Thousand Dollars ($1,400,000) divided by (ii) the Share Value. The “Share Value” for purposes of determining the number of Closing Shares issued to the Company Stockholders shall be the average reported closing per share trading price of Buyer’s shares of common stock for the thirty (30)-day period immediately preceding the Closing. Notwithstanding the foregoing, if the Company, pursuant to Section 7.2, informs Buyer that a Company Stockholder is not an “accredited investor”, as that term is used under the federal securities laws, then the entire value of such Company Stockholder’s Closing Shares shall be added to the proportionate share of the respective Company Stockholder’s Closing Cash Payment and shall be payable as specified in Section 3.1(a).

(c)     Future Payments – Promissory Note. Subject to Sections 3.2(e) and 10.6(e), Seven Million Dollars ($7,000,000) shall be payable in the form of promissory notes (each, a “Promissory Note” and collectively the “Promissory Notes”) made by Buyer payable to the Company Stockholders in the proportions set forth on Exhibit A, column (F), delivered to the Stockholder Representative for the benefit of, and further delivery to, the Company Stockholders at the Closing, which provide for five (5) equal payments of One Million Four Hundred Thousand Dollars ($1,400,000) in the aggregate on the first, second, third, fourth and fifth annual anniversaries of the Closing Date. Each Promissory Note shall be substantially in the same form as the attached Exhibit F and by this reference incorporated herein and shall provide for the following terms in addition to those indicated above: (i) the interest rate shall be fixed at three percent (3.0%) per annum, compounding annually, commencing on the Closing Date and payable at the time principal payments are due, and (ii) such other terms as are customary for promissory notes of this type. Attached to each Promissory Note shall be a schedule specifying the outstanding principal amount of such Promissory Note, which schedule shall be amended by Buyer following any adjustment to the outstanding principal amount of such Promissory Note pursuant to the provisions of this Agreement without requiring any further amendment or the Consent or approval of the Company Stockholders or the Stockholder Representative. The Promissory Notes have not been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such Promissory Notes may be resold without registration under the Securities Act of 1933, as amended (the “Securities Act”) only in certain limited circumstances. Each certificate evidencing Promissory Notes shall bear the following legend:

“THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO NV5 GLOBAL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

and any legends required by state securities laws. Notwithstanding the foregoing, if the Company, pursuant to Section 7.2, informs Buyer that a Company Stockholder is not an “accredited investor”, as that term is used under the federal securities laws, then the entire value of such Company Stockholder’s Promissory Notes shall be added to the proportionate share of the respective Company Stockholder’s Closing Cash Payment and shall be payable as specified in Section 3.1(a).

(d)     Future Payments – Shares. Subject to Sections 3.2(e) and 10.6(e), promptly following each of the first and second annual anniversaries of the Closing Date, Buyer shall issue to the Company Stockholders in the proportions set forth on Exhibit A, column (F), the number of shares of common stock in Buyer (the “Future Shares”) equal to the quotient of (i) One Million Three Hundred Thousand Dollars ($1,300,000), divided by (ii) the Future Share Value. The “Future Share Value” for purposes of determining the number of Future Shares issued to the Company Stockholders shall be the average reported closing per share trading price of Buyer’s shares of common stock for the thirty (30)-day period immediately preceding each of the first and second annual anniversaries of the Closing Date, as applicable. Notwithstanding the foregoing, if the Company, pursuant to Section 7.2, informs Buyer that a Company Stockholder is not an “accredited investor”, as that term is used under the federal securities laws, then the entire value of such Company Stockholder’s Promissory Notes shall be added to the proportionate share of the respective Company Stockholder’s Closing Cash Payment and shall be payable as specified in Section 3.1(a).

3.2    Post-Closing Adjustment.

(a)     Promptly following the ninetieth (90th) day following the Closing Date, Buyer shall, at its expense, prepare and submit to the Stockholder Representative a statement (the “Adjustment Statement”) setting forth, in reasonable detail, Buyer’s calculation of the Closing Working Capital. The Adjustment Statement shall be prepared in accordance with GAAP.

(b)     The Adjustment Statement (and the computation of the Closing Working Capital indicated thereon) delivered by Buyer to the Stockholder Representative shall be conclusive and binding upon the Parties unless the Stockholder Representative, within thirty (30) days after delivery to the Stockholder Representative of the Adjustment Statement, notifies Buyer in writing that the Stockholder Representative disputes any of the amounts set forth therein (which notice shall set forth the reasons for such dispute). The Stockholder Representative and Buyer agree to consult and to attempt to resolve in good faith any dispute arising as a result of the review of the Adjustment Statement (and the computation of the Closing Working Capital indicated thereon), and if the Stockholder Representative and Buyer so resolve all disputes, the Adjustment Statement (and the computation of the Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the Parties. If the Stockholder Representative and Buyer cannot agree on the Adjustment Statement (and the computation of the Closing Working Capital indicated thereon) within ten (10) days, Buyer and the Stockholder Representative shall refer the matter to the Accounting Arbitrator. Promptly, but no later than sixty (60) days after acceptance of its appointment as the Accounting Arbitrator, the Accounting Arbitrator shall determine (it being understood that in making such determination, the Accounting Arbitrator shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Buyer and the Stockholder Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Closing Working Capital, which shall be conclusive and binding on the Parties. In resolving any disputed item, the Accounting Arbitrator (A) shall be bound by the provisions of this Section 3.2 and the definitions referenced herein and (B) shall elect the position of either Buyer or the Stockholder Representative with respect to the calculation of each item in dispute, and may not impose an alternative resolution with respect to any item in dispute. Buyer and the Stockholder Representative shall equally share the fees and expenses of the Accounting Arbitrator.

(c)     From and after the date of delivery of the Adjustment Statement until the Closing Working Capital is finally determined in accordance with this Section 3.2, the Company and its Representatives shall reasonably cooperate with the Stockholder Representative and its Representatives in their review of the Adjustment Statement and, without limiting the generality of the foregoing, shall cause the books and records of the Company to be made available during normal business hours to the Stockholder Representative and such Representatives, and shall cause the reasonably necessary personnel of the Company to assist the Stockholder Representative and such Representatives, as reasonably requested for their review of the Adjustment Statement, including granting such persons access to the facilities and books and records of the Company, in each case, upon reasonable advance notice, during normal business hours, in a manner so as to minimize disruption to the Business, and subject to any prohibitions under applicable Legal Requirements.

(d)     Upon final determination of the Closing Working Capital and as provided in Section 3.2(b) above, if the Closing Working Capital is less than the Target Working Capital, Buyer shall be entitled to collect the amount of such deficit from the Company Stockholders (in the manner set forth in Section 3.2(e) below);

(e)     At any time prior to any payment of the principal amount and interest to the Company Stockholders pursuant to the terms of the Promissory Notes and Section 3.1(c), Buyer shall be entitled to collect any amount payable to Buyer pursuant to Section 3.2(d) from the Promissory Notes by reducing the outstanding principal amount of each Promissory Note in accordance with the Company Stockholders’ respective proportions of the Promissory Notes set forth on Exhibit A, column (F), until the outstanding principal amount of such Promissory Note is zero; provided that if such amount payable to Buyer pursuant to Section 3.2(d) exceeds the aggregate outstanding principal amount of the Promissory Notes following the reduction of the principal amount of each Promissory Note to zero, then at any time prior to any payment of Future Shares to the Company Stockholders pursuant to Section 3.1(d), the outstanding number of Future Shares shall be reduced by such amount payable to Buyer pursuant to Section 3.2(d) (in accordance with the Company Stockholders’ respective proportions of Future Shares set forth on Exhibit A, column (F)) until the outstanding number of Future Shares is zero; provided further that if such amount payable to Buyer exceeds the aggregate outstanding number of Future Shares following the reduction of the number of Future Shares to zero, then the Company Stockholders (in accordance with their respective proportions of the Closing Cash Payment set forth on Exhibit A, column (E)) shall pay such excess (if any) to Buyer by wire transfer or delivery of other immediately available funds no later than five (5) Business Days after such amount becomes due and payable.

(f)     For purposes of this Section 3.2, the Stockholder Representative and the Company Stockholders agree that the Stockholder Representative shall act on behalf of all the Company Stockholders in connection with the Adjustment Statement and any dispute thereof.

3.3    Issuance of Buyer Common Stock. Issuance of all Closing Shares and Future Shares by Buyer to the Company Stockholders in accordance with Sections 3.1(b) and 3.1(d) is subject to the following:

(a)     Form of Payment of Closing Shares and Future Shares. Notwithstanding anything to the contrary contained herein, at Buyer’s sole option, Buyer may make payments of all shares of Closing Shares and Future Shares pursuant to Sections 3.1(b) and 3.1(d) in the form of cash or a combination of cash and Buyer’s stock; provided, however, that the aggregate number of shares issuable to each Company Stockholder as Closing Shares and Future Shares shall not exceed 9.9% of either (i) the total number of shares of Buyer’s common stock outstanding as of the date of this Agreement or (ii) the total voting power of Buyer’s securities outstanding on the date of this Agreement that are entitled to vote on a matter being voted on by holders of Buyer’s common stock, in which instance the balance will be paid in cash.

(b)     Lock-Up. Closing Shares and Future Shares received by the Company Stockholders pursuant to Sections 3.1(b) and 3.1(d) shall be subject to lock-up restrictions for a period of twelve (12) months following the applicable grant date pursuant to a lock-up agreement in the form attached as Exhibit G (“Lock-Up Agreement”).

(c)     Certificate Legends. Closing Shares and Future Shares to be issued to the Company Stockholders pursuant to Sections 3.1(b) and 3.1(d) have not been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing Closing Shares or Future Shares to be issued pursuant to Sections 3.1(b) and 3.1(d) shall bear the following legend:

“THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO NV5 GLOBAL, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

and any legends required by state securities laws.

3.4    Wire Transfer Instructions. Any amounts payable by Buyer to (or for the benefit of) the advisors of the Company, its Subsidiaries, the Company Stockholders and the Stockholder Representative or to the Company Stockholders by wire transfer pursuant to this ARTICLE III shall be paid by wire transfer or delivery of other immediately available funds to such accounts specified on Exhibit A or to such accounts as otherwise specified in writing by the Stockholder Representative on behalf of any such payee at least three (3) Business Days prior to the applicable payment date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY STOCKHOLDERS

The Company makes no representations or warranties to Buyer except as set forth in this ARTICLE IV. The Company Stockholders make no representations or warranties to Buyer except as set forth in this ARTICLE IV and in ARTICLE V. The Company and the Company Stockholders hereby jointly and severally represent and warrant to Buyer as follows:

4.1     Organization; Good Standing.

(a)     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has made available to Buyer true, correct and complete copies of the Company’s Articles of Incorporation, Bylaws and other organizational documents as currently in effect, the minute books of the Company with respect to actions taken by its stockholders and directors, and the stock certificate books, stock transfer books and similar records of the Company. Schedule 4.1 sets forth a true and correct list of each jurisdiction in which the Company is qualified or registered to transact business. The Company’s Articles of Incorporation, Bylaws and other organizational documents are in full force and effect and the Company is not in violation of any of the provisions of its Articles of Incorporation, Bylaws or other organizational documents.

(b)     Energenz, L.L.C. (together with its Subsidiaries, “Energenz”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and Energenz Consulting Limited (together with its Subsidiaries, “Energenz HK”) is an entity duly organized, validly existing and in good standing under the laws of Hong Kong and each has all requisite power and authority to own, lease and operate their respective properties and to carry on their respective businesses as presently conducted and as proposed to be conducted.

4.2     Power and Authority; Enforceability. The Company has full power and authority to execute and deliver this Agreement and any other Transaction Documents required to be executed and delivered by it in connection with the Contemplated Transactions and to perform its obligations under this Agreement and the other Transaction Documents and to consummate the Contemplated Transactions. The Company has taken all corporate action on the part of the Company necessary for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of all obligations of the Company under this Agreement and the other Transaction Documents to be performed as of the Closing and the consummation of the Contemplated Transactions. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Company and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3    Subsidiaries. Except as set forth on Schedule 4.3, the Company does not, nor has the Company since the time of its formation, (a) have any Subsidiaries, (b) own or control, directly or indirectly, beneficially or of record, any Equity Interest in any other Person, or (c) participate in any joint venture, partnership or similar arrangement. Each of the Company’s Subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted. With respect to each Subsidiary of the Company, Schedule 4.3 accurately and completely sets forth (i) the jurisdiction of its incorporation or organization, (ii) the authorized capital stock or other Equity Interests in such Company Subsidiary, (iii) the number of shares of capital stock or other Equity Interests in such Company Subsidiary that are issued and outstanding, and (iv) the direct record and beneficial owner or owners of capital stock or other Equity Interests in such Company Subsidiary (including the number and percentage of capital stock or other Equity Interests in such Company Subsidiary owned by such Person). Except as set forth on Schedule 4.3, all of the issued and outstanding shares of capital stock or other Equity Interests in each Company Subsidiary (A) are represented by a certificate, (B) are duly authorized, validly issued, fully paid and nonassessable, (C) are free and clear of any Liens and defects of title whatsoever, (D) are held of record and beneficially owned by the owner or owners as set forth on Schedule 4.3, and (E) were not issued in violation of the preemptive rights of any Person or any agreement or laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Body by which such Company Subsidiary at the time of issuance was bound. Except as set forth on Schedule 4.3, (w) there are no shares of capital stock or other Equity Interests of any Company Subsidiary reserved for issuance or held as treasury shares, (x) there are no outstanding options, stock appreciation rights, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock or other Equity Interests of any Company Subsidiary, (y) there are no outstanding Contracts of any Company Subsidiary and any Company Stockholder or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock or other Equity Interests of any Company Subsidiary, or securities or obligations of any kind convertible into any shares of the capital stock or other Equity Interests of any Company Subsidiary, and (z) there are no dividends which have accrued or been declared but are currently unpaid on the capital stock or other Equity Interests of any Company Subsidiary. No Person (other than the Company) has made, asserted or threatened (orally or in writing) to make or assert any claim that such Person owns or has any rights in or to any Equity Interest in any Company Subsidiary.

4.4    Capitalization. Schedule 4.4 accurately and completely sets forth the capital structure of the Company by listing thereon the number of shares of capital stock of the Company which are authorized and which are issued and outstanding and identifying the record owner of each such share and which of the issued and outstanding Shares are represented by a certificate. The Company Stockholders own all of the issued and outstanding shares of capital stock of the Company, and all of the issued and outstanding shares of capital stock of the Company (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are free and clear of any Liens and defects of title whatsoever, (c) are held of record and beneficially owned by the Company Stockholders, and (d) were not issued in violation of the preemptive rights of any Person or any agreement or laws, statutes, orders, decrees, rules, regulations and judgments of any Governmental Body by which the Company at the time of issuance was bound. Except as set forth on Schedule 4.4, (i) there are no shares of capital stock of the Company reserved for issuance or held as treasury shares, (ii) there are no outstanding options, stock appreciation rights, warrants, rights, calls, commitments, conversion rights, rights of exchange, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of the Company, other than as contemplated by this Agreement, (iii) there are no outstanding Contracts of the Company and the Company Stockholders or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company, or securities or obligations of any kind convertible into any shares of the capital stock of the Company, and (iv) there are no dividends which have accrued or been declared but are currently unpaid on the capital stock of the Company. No Person (other than the Company Stockholders) has made, asserted or threatened (orally or in writing) to make or assert any claim that such Person owns or has any rights in or to any equity interest in the Company.

4.5    Indebtedness. Except as set forth on Schedule 4.5, neither the Company nor its Subsidiaries has any outstanding Indebtedness.

4.6    Material Contracts.

(a)     Schedule 4.6(a) contains a listing (organized by the applicable subsection below) of all Contracts of the type described in clauses (i) through (xii) below to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any their respective assets is bound as of the date hereof (other than agreements related to Leases, Employee Benefit Plans and licenses related to intellectual property, which are provided for in Sections 4.14, 4.15(a) and 4.21(b), respectively) (the “Material Contracts”). True and correct copies of all Material Contracts have been delivered or made available to Buyer.

(i)     (A) Each Contract involving annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than Seventy Five Thousand Dollars ($75,000), and (B) each outstanding bid, proposal or quotation that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than One Hundred Thousand Dollars ($100,000);

(ii)     Each Contract related to the Indebtedness of the Company or any of its Subsidiaries;

(iii)     Each Contract under which the Company or any of its Subsidiaries has directly or indirectly made any advance, loan, mortgage, note, bond, extension of credit or capital contribution to, or other investment in, or guaranteed or agreed to indemnify the obligations of, any Person (other than extensions of credit to customers in the ordinary course of business);

(iv)     Each Contract pledging or otherwise placing a material Lien (other than a Permitted Lien) on any assets or properties of the Company or any of its Subsidiaries;

(v)     Each Contract pursuant to which the Company or any of its Subsidiaries has sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business;

(vi)     Each Contract containing any provision or covenant prohibiting or materially limiting the ability of the Company or any of its Subsidiaries to engage in any business activity or compete with any Person in any geographical area;

(vii)     Each joint venture, partnership, stockholders’, limited liability company or similar Contract with any Person;

(viii)     Each Contract granting any rights to license, market or sell the Company’s or any of its Subsidiaries’ services to any other Person that limit the Company’s or any of its Subsidiaries’ exclusive right to market or sell its services;

(ix)     Each Contract under which the Company or any of its Subsidiaries directly or indirectly indemnifies any Person with respect to infringements of proprietary rights;

(x)     Each franchise, license, distributor or other similar type of Contract;

(xi)     Each Contract constituting an employment or consulting agreement with any officer or director of the Company, any of its Subsidiaries or any Acquired Employee, in each case that requires payment by the Company or any of its Subsidiaries in excess of One Hundred Thousand Dollars ($100,000) annually; and

(xii)     Each other Contract that is material to the operations of the Company and its Subsidiaries, taken as a whole.

(b)     Except as set forth on Schedule 4.6(b), each Material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company or one of its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms. Neither the Company or its applicable Subsidiary, as the case may be, nor, to the Knowledge of the Company, any other party to each such Material Contract is in violation or breach of, or in default under, nor has there occurred any event or condition that with or without the passage of time or the giving of notice (or both) would constitute a violation or breach of, or default under, or permit the termination of, any such Material Contract or would cause acceleration of any obligation of any party thereto or create any Lien on the property of the Company or any of its Subsidiaries, except as would not result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice from any other party to a Material Contract that such party plans on terminating its Contract with the Company or any of its Subsidiaries. To the Knowledge of the Company, except with respect to Material Contracts that expire in accordance with their terms, no party to any such Contract intends to (i) terminate its relationship with the Company or any of its Subsidiaries or (ii) put its Contract with the Company or any of its Subsidiaries out for bid, within six (6) months after the Closing Date.

4.7     Government Contracts.

(a)     Schedule 4.7(a) sets forth a true, correct and complete list of each Government Contract that is currently in effect or which was in effect at any time during the three-year period prior to the date hereof. With respect to each such Government Contract, Schedule 4.7(a) indicates: (i) the contract name and/or number; (ii) the effective date; (iii) the contact parties; (iv) the period of performance; and (v) each modification thereto to which the Company is a party.

(b)     Schedule 4.7(b) sets forth a true, correct and complete list of each Government Bid which the Company has submitted or participated in within the past twelve months. With respect to each such Government Bid, Schedule 4.7(b) indicates: (i) the bid submission date, (ii) the expected award date, and (iii) the anticipated contract value.

(c)     (i) The Company and its Subsidiaries have complied in all material respects with all Legal Requirements pertaining to the Government Contracts or Government Bids listed on Schedule 4.7(a) and Schedule 4.7(b) (and in any material certificate, statement, list, schedule or other documents submitted or furnished in connection with the foregoing); (ii) all representations and certifications made by the Company and its Subsidiaries set forth in such Government Contracts or Government Bids were complete and correct as of their effective date; (iii) no prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries in writing that the Company or any of its Subsidiaries has breached or violated any Legal Requirements pertaining to such Government Contracts or Government Bids; and (iv) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect in respect of any Government Contract.

(d)     All facts set forth in or acknowledged by the Company or any of its Subsidiaries in any disclosure statements, representations, warranties, certifications or other documents made, submitted or furnished to any Governmental Body with respect to any Government Contract or Government Bid were correct, current and complete as of their submission date. No termination for convenience, termination for default, cure notice, show cause notice, claim, request for equitable adjustment or material dispute is currently in effect, has been issued or made, or has been threatened, with respect to any Government Contract or Government Bid, and no cost incurred or invoice rendered by the Company or any of its Subsidiaries pertaining to any Government Contract is currently being questioned or has been withheld or disallowed by any Governmental Body or has been or now is, the subject of an investigation.

(e)     Since January 1, 2012, there has been no finding of fraud or any claim of any liability as a result of defective pricing, labor mischarging or improper payments on the part of the Company or any of its Subsidiaries in connection with any Government Contracts or Government Bids.

(f)     Neither the Company nor any of its Subsidiaries is using or providing to any third party any Intellectual Property developed under any Government Contract for purposes other than those allowed under such Government Contract without having obtained the necessary and appropriate prior permission of the Governmental Body or prime contractor (as the case may be) involved.

(g)     Schedule 4.7(g) sets forth a true and complete list of (A) all facility security clearances and access authorizations held by the Company and its Subsidiaries and (B) all personnel security clearances and access authorizations held by the Company’s and its Subsidiaries’ employees, to the extent such clearances are required in connection with the Government Contracts or Government Bids listed on Schedule 4.7(a) and Schedule 4.7(b). The Company and its Subsidiaries possess all facility security clearances and access authorizations necessary to perform the Government Contracts listed on Schedule 4.7(a), to the Company’s Knowledge, the Company’s and its Subsidiaries’ subcontractor(s) and independent contractor(s) under the Government Contracts listed on Schedule 4.7(a) possess all necessary security clearances to perform such Government Contracts.

4.8    Sufficiency of Assets. Except as set forth on Schedule 4.8, the Leased Real Property, the Company Intellectual Property and the Equipment constitute all of the assets that are necessary to permit Buyer to operate the Business immediately after the Closing Date in substantially the same manner as such operations have been conducted by the Company and its Subsidiaries prior to the Closing Date.

4.9    Accounts Receivable and Accounts Payable.

(a)     All Accounts Receivable of the Company and its Subsidiaries are valid receivables that have arisen from bona fide transactions entered into on an arms’ length basis in the ordinary course of business. The Accounts Receivable of the Company and its Subsidiaries are current and to Knowledge of the Company are collectible net of the reserve shown on the balance sheet included in the Financial Statements dated as of the Balance Sheet Date (which reserve is adequate and calculated in accordance with GAAP). Subject to such reserve, the Accounts Receivable have either been or will be collected in full, without any setoff, expense, or other reduction, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim, defense, or right of setoff, other than returns in the ordinary course of business, with respect to any Accounts Receivable. Schedule 4.9 lists and sets forth the aging of all Accounts Receivable as of the Balance Sheet Date.

(b)     The accounts payable of the Company and its Subsidiaries are properly reflected on the Financial Statements, and arose from bona fide transactions with non-Affiliated third parties in the ordinary course of business.

4.10    Financial Statements. Attached hereto as Schedule 4.10 are the following financial statements of the Company and its Subsidiaries, Energenz and Energenz HK (collectively, the “Financial Statements”): (i) unaudited financial statements of the Company and its Subsidiaries, Energenz and Energenz HK for the fiscal year ending December 31, 2015, and (ii) unaudited internally prepared financial statements of the Company and its Subsidiaries, Energenz and Energenz HK for the nine-month period ended September 30, 2016 (the “Balance Sheet Date”). The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of each of the Company and its Subsidiaries, Energenz and Energenz HK at the applicable balance sheet dates and the results of operations for the periods covered and have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, Energenz and Energenz HK, as applicable. The respective books and records of the Company and its Subsidiaries, Energenz and Energenz HK fully and fairly reflect, in each case in all material respects, all of their respective transactions, properties, assets and liabilities and have been maintained in good faith with reasonable diligence. Except as reflected on the Financial Statements, there are no extraordinary or non-recurring items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

4.11    No Undisclosed Liabilities. Except as set forth on Schedule 4.11, neither the Company nor its Subsidiaries has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) that are not adequately reflected or provided for in the Financial Statements dated as of the Balance Sheet Date, other than liabilities or obligations (a) incurred in the ordinary course of business since the Balance Sheet Date, or (b) incurred in connection with the Contemplated Transactions.

4.12    Equipment. Except as set forth on Schedule 4.12, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold or license interest in, all of the tangible personal property, assets and equipment (collectively, “Equipment”) of the Company and its Subsidiaries, free and clear of all Liens other than Permitted Liens. All Equipment of the Company and its Subsidiaries that is material to the Business is in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, is usable in the regular and ordinary course of the Business of the Company and its Subsidiaries, is maintained in compliance with industry standards and Legal Requirements, and is adequate for the uses it is intended. The Company has no Knowledge of any defects or problems with any Equipment. All Equipment used in the Business is in the possession of the Company and its Subsidiaries.

4.13    Insurance. Schedule 4.13 lists all policies of fire, liability and other forms of insurance maintained by the Company and its Subsidiaries. All of these policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination, or material increase of premiums, has been received with respect to any such policy. There are no claims by the Company or any of its Subsidiaries under any of such policies relating to the Business, assets or properties of the Company or any of its Subsidiaries as to which any insurance company is denying liability or defending under a reservation of rights or similar clause other than a general reservation of rights.

4.14    Real Estate. Except as set forth on Schedule 4.14, neither the Company nor any of its Subsidiaries own, directly or indirectly, and have never owned, any real property.

4.15    Leases. Schedule 4.15 contains a complete and correct list, by street address, of real property and interests in real property used or occupied, directly or indirectly, by the Company and its Subsidiaries (the “Leased Real Property”). The Company or one if its Subsidiaries, as the case may be, has good and valid leasehold interests in the Leased Real Property, free and clear of all Liens other than Permitted Liens. All leases and other agreements relating to the Leased Real Property (the “Leases”) are in full force and effect. No party under any such Lease is in default thereunder and there are no matters that, with the notice or passage of time, would be defaults thereunder. Neither the Company nor any of its Subsidiaries use any real property other than the Leased Real Property, nor is any other real property required to conduct the Business as currently conducted. All rental and other amounts due and payable under any Lease have been paid in full. The Leased Real Property complies with and has been operated in compliance with all Legal Requirements, including environmental and zoning requirements, and neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Body requiring any improvements to the Leased Real Property.

4.16    Employee Benefits.

(a)     Employees of the Company and its Subsidiaries participate in the plans sponsored by the Company and its Subsidiaries and listed on Schedule 4.16(a), which is a true and complete list of each Employee Benefit Plan and any Plans that provide benefits to employees of the Company and its Subsidiaries, if any. Except as set forth on Schedule 4.16(a), no Employee Benefit Plan is (i) a “multiple employer plan” for purposes of Sections 4063, 4064 or 4066 of ERISA, (ii) a “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, or (iii) subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has incurred any liability (including as a result of any indemnification obligation) under Title IV of ERISA, and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of affiliation with an ERISA Affiliate, to any Tax, fine, encumbrance, Lien or other liability imposed by Title IV of ERISA. None of the Company, any of Subsidiaries nor any ERISA Affiliate has any formal plan or obligation to change or otherwise modify any existing Employee Benefit Plan or program or to establish any new Plan or program.

(b)     All Employee Benefit Plans have been administered (including with respect to reporting and disclosure) and are in compliance with their individual terms and with applicable Legal Requirements, including ERISA and the Code. Each of the ERISA plans that is intended to be “qualified” within the meaning of Code Section 401(a), and the trust (if any) forming a part thereof is a prototype Employee Benefit Plan entitled to rely on the prototype sponsor’s opinion letter or has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of the Company, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status. Neither the Company nor any of its Subsidiaries has received any claim or notice that any such Employee Benefit Plan is not in compliance with the terms of the applicable Employee Benefit Plan, ERISA, the Code (including all Tax rules, compliance with which is required for any intended favorable Tax treatment) or any and all other applicable Legal Requirements.

(c)     There are no Proceedings pending or Threatened against the Company or any of its Subsidiaries by or on behalf of any Employee Benefit Plan, by an employee or beneficiary under any such Employee Benefit Plan or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

(d)     The Company has delivered or made available to Buyer a true, correct and complete copy of each Employee Benefit Plan, including (i) each writing constituting a part of such Employee Benefit Plan, including all amendments thereto; (ii) the most recent annual report (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any; and (iv) the most recent determination letter from the IRS, if any.

(e)     All contributions required to be made to any Employee Benefit Plan by Legal Requirements or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely paid in full or accrued in the Financial Statements.

(f)     Except as set forth on Schedule 4.16(f), the consummation of the Contemplated Transactions (either alone or in combination with any other event or events) will not give rise to any payment (or acceleration of vesting of any amount or benefits) that will be an “excess parachute payment” as defined in Section 280G of the Code.

4.17    Employees and Labor Matters.

(a)     Schedule 4.17(a) is a true, accurate and complete list containing the name, current position and compensation, including incentive plans, of each Acquired Employee.

(b)     Except as otherwise indicated, all Acquired Employees are employees–at–will.

(c)     Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar labor contract, there are no labor unions, work councils or other organizations representing or attempting to represent any employees of the Company or any of its Subsidiaries, and no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employee of the Company or any of its Subsidiaries is pending or Threatened.

(d)     The Company and its Subsidiaries have maintained and continue to maintain, true, accurate and complete payroll, personnel and time records for purposes of compliance with all federal and state minimum wage and overtime laws and right to work laws, including adequate documentation of the applicability of exemptions under such laws.

(e)     The Company and its Subsidiaries are in compliance with all Legal Requirements relating to labor and employment. Except as set forth on Schedule 4.17(e), there are no pending or Threatened, and during the last two (2) years there have not been any, formal employment-related Proceedings against the Company or any of its Subsidiaries relating to the employees of the Company or any of its Subsidiaries, including violations of the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1866 and 1964, the Employee Retirement Income Security Act, the Occupational Safety and Health Act, and any other employment-related Legal Requirements.

4.18    No Conflict. Except as set forth on Schedule 4.18, neither the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, nor the consummation or performance of the Contemplated Transactions, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any of the provisions of the Company’s Articles of Incorporation, Bylaws or other organizational documents, (b) contravene, conflict with or result in a violation of, any Legal Requirement applicable to the Company or any of its Subsidiaries, or (c) contravene, conflict with or result in a violation or breach of, or result in a default under, or give rise to any right or cause of action under, any provision of any Contract to which the Company or any of its Subsidiaries is a party. Except as set forth on Schedule 4.18, no Consent is required to be made by or on behalf of the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement, the other Transaction Documents to which it is a party or the Contemplated Transactions.

4.19    Litigation. Except as set forth on Schedule 4.19, there are no Proceedings pending or Threatened concerning the Shares or the Company or any of its Subsidiaries, whether civil or criminal or before any Governmental Body or other Person, and the nature of such matters have been fully disclosed to Buyer. There is no order, writ, injunction or decree which has been issued by, or requested of, any court or Governmental Body. To the Knowledge of the Company, there are no facts or circumstances existing that would reasonably be expected to give rise to any such Proceeding, nor has the Company or any of its Subsidiaries received any threat, orally or in writing, that a third Person is considering asserting or filing any such Proceeding. Except as set forth on Schedule 4.19, there are no Proceedings pending or Threatened against the Company or any of its Subsidiaries in which a customer of the Company or any of its Subsidiaries or any third Person in connection with the Company or any of its Subsidiaries has alleged damages of any kind whatsoever due to (a) the quality of service provided by the Company or any of its Subsidiaries or (b) any act of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries owes any amounts or has any other outstanding monetary obligations pursuant to (i) any judgment, decree, injunction, rule or order of any court, arbitration panel or Governmental Body, or (ii) any settlement agreement or similar agreement with any Person. There is no Proceeding pending or Threatened that challenges, or seeks damages or other relief in connection with, the Company’s performance of this Agreement or the Contemplated Transactions, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or the Contemplated Transactions.

4.20    Compliance with Laws.

(a)     Except as set forth on Schedule 4.20, the Company and its Subsidiaries are and have been in compliance with all Legal Requirements applicable to them and their operations (as conducted by them now and in the past) and any other properties and assets of the Company and its Subsidiaries (in each case owned or used by it now or in the past). Neither the Company nor any of its Subsidiaries have received, at any time, any written notice from any Governmental Body regarding any violation of or failure to comply with any Legal Requirements, nor is the Company or any of its Subsidiaries under investigation with respect to, a violation of any Legal Requirement. Neither the Company nor any of its Subsidiaries is a party to or bound by any order, judgment, decree, injunction, rule or award of any Governmental Body, and the Company and its Subsidiaries have filed all reports required to be filed with any Governmental Body on or before the date hereof. None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, Company Stockholder or other third Person acting at the direction of the Company or any of its Subsidiaries, has taken any action in violation of the United States Foreign Corrupt Practices Act, as amended.

(b)     To the Knowledge of the Company, Energenz and Energenz HK are and have been in compliance with all Legal Requirements applicable to them and their respective operations (as conducted now and in the past) and any other properties and assets of Energenz or Energenz HK (whether owned or used now or in the past). To the Knowledge of the Company, Energenz and Energenz HK own or possess, and have taken all necessary actions to maintain, all of their franchises, licenses, certificates, consents, waivers, permits, orders, approvals and other authorizations of any Governmental Body or regulatory body (federal, state and local), including Governmental Authorizations, that are required to be obtained and are necessary for the conduct of their respective businesses.

(c)     The Company and its Subsidiaries have exercised reasonable care, in accordance with SEC rules and guidance, to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (each a “Disqualification Event”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. The Company and its Subsidiaries have complied, to the extent applicable, with all disclosure obligations under Rule 506(e) under the Securities Act. “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company and its Subsidiaries; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; and any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power.

4.21    Brokers or Finders. Neither the Company nor any of its Subsidiaries has incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions that will not be satisfied on or about the Closing Date out of the Closing Cash Payment. Following payment of such amounts on or about the Closing Date out of the Closing Cash Payment, the Company and its Subsidiaries will have no ongoing obligations, monetary or otherwise, to any such parties.

4.22    Intellectual Property.

(a)     Schedule 4.22(a) sets forth a true and complete list of all United States and foreign patents, patent applications, registered copyrights, trademarks, trade names, service marks and internet domain names that are owned by the Company and its Subsidiaries (the “Owned Intellectual Property”). None of the Owned Intellectual Property is subject to any Liens, other than Permitted Liens and non-exclusive licenses granted by the Company or one of its Subsidiaries in the ordinary course of business. To the Knowledge of the Company, no Person is infringing the Owned Intellectual Property.

(b)     Schedule 4.22(b) sets forth a true and complete list of all licenses (including sublicenses) of Intellectual Property pursuant to which (i) the Company or any of its Subsidiaries licenses Intellectual Property from a third Person, or (ii) the Company or any of its Subsidiaries licenses Intellectual Property to a third Person.

(c)     The Company and its Subsidiaries own, license, sublicense or otherwise legally possess enforceable rights to use all Intellectual Property as used in the Business as currently conducted (the “Company Intellectual Property”). There is no Proceeding pending or Threatened against the Company or any of its Subsidiaries with respect to the ownership, use or validity of the Company Intellectual Property. The use by the Company and its Subsidiaries of the Company Intellectual Property does not infringe on the rights of any Person, and there have never been any claims against the Company or any of its Subsidiaries of any such infringement. Neither the Company nor any of its Subsidiaries is obligated or under any liability to make any payments by way of royalties, fees or otherwise with respect to the use of any Company Intellectual Property. The consummation of the Closing will not result in the termination of the Company’s or any of its Subsidiaries’ rights to any Company Intellectual Property.

(d)     The Company and its Subsidiaries have taken commercially reasonable measures to maintain in confidence all trade secrets and confidential information owned or used by the Company and its Subsidiaries.

(e)     Each employee and consultant of the Company and its Subsidiaries engaged in the development of Intellectual Property or technology for the Company or any of its Subsidiaries has executed a proprietary information and inventions agreement and, to the Knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries that engaged in the development of Intellectual Property or technology for the Company or any of its Subsidiaries is in breach of or has breached any such proprietary information and inventions agreement.

4.23    Environmental Matters. The Company has provided Buyer access to true and complete copies of all environmental assessments, reports, audits, studies and other material documents in the Company’s or any of its Subsidiaries’ possession or under its control, or of which the Company has Knowledge, that relate to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws and the environmental condition of any real properly currently or formerly, owned, operated or leased by the Company or any of its Subsidiaries, including the Leased Real Property. Except as set forth on Schedule 4.23:

(a)     the Company and its Subsidiaries are, and have at all times conducted the Business, in compliance with all Environmental Laws;

(b)     there are no pending or Threatened claims, notices, suits, hearings, demands, information requests by a Governmental Body, Proceedings or Liens with respect to Environmental Laws or Hazardous Materials against or with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has ever received any written notice, claim, complaint, subpoena, governmental information request, or summons, or been Threatened with any action from any Person alleging any liability under Environmental Laws relating to the Company or any of its Subsidiaries or any violation of any Environmental Law by the Company or any of its Subsidiaries;

(c)     the Company and its Subsidiaries possess and maintain in full force and effect all Licenses and Permits required under Environmental Laws for its operation as currently conducted, and has timely filed all applications for such Licenses and Permits;

(d)     to the Knowledge of the Company, there has been no Release at, on, under or from the Leased Real Property that would reasonably be expected to give rise to a liability of the Company or any of its Subsidiaries under Environmental Laws and there are no other facts, circumstances or conditions, in each case that would reasonably be expected to result in any liability to the Company or any of its Subsidiaries under Environmental Laws;

(e)     to the Knowledge of the Company, none of the Leased Real Property contains, any of the following: (i) underground improvements used for storage or transport of Hazardous Materials, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials; (ii) a dump, landfill or any unit for the disposal of wastes regulated under Environmental Laws; (iii) filled in land or wetlands; (iv) PCBs; (v) mold that poses a threat to human health; or (vi) asbestos-containing materials; and

(f)     none of the Company, any of its Subsidiaries nor any of their respective assets is subject to any order, decree, injunction or other directive of any Governmental Body and none of the Company, any of its Subsidiaries nor any of their respective assets is subject to any agreement that requires it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person for or against any Environmental Liabilities.

4.24    Affiliate Transactions. Except as set forth on Schedule 4.24, neither the Company nor any of its Subsidiaries is a party to any Contract with any Affiliate, Representative, Company Stockholder, director, officer or employee of the Company or any of its Subsidiaries and no Affiliate, Representative, Company Stockholder, director, officer or employee of the Company or any of its Subsidiaries (a) owns any asset, property or right, tangible or intangible, used by the Company or any of its Subsidiaries, (b) to the Knowledge of the Company, has any claim or cause of action against the Company or any of its Subsidiaries, or (c) is owed any payment or obligation by the Company or any of its Subsidiaries (other than payments and obligations under Contracts disclosed on Schedule 4.24 or for compensation and benefits in the ordinary course of business). No Affiliate, Representative, Company Stockholder, director, officer or employee of the Company or any of its Subsidiaries has issued a promissory note payable to the Company or any of its Subsidiaries.

4.25    Licenses and Permits. The Company and its Subsidiaries own or possess all franchises, licenses, certificates, consents, waivers, permits, orders, approvals and other authorizations of any Governmental Body or regulatory body (foreign, federal, state and local), including Governmental Authorizations, that are required to be obtained and are necessary for the conduct of the Business as now carried on by the Company and its Subsidiaries (collectively, the “Licenses and Permits”). All Licenses and Permits are valid and binding and in full force and effect. The Company and its Subsidiaries have taken all necessary action to maintain all Licenses and Permits. No Proceeding is pending or Threatened concerning any actual, alleged or potential violation of, failure to comply with, revocation, withdrawal, suspension, cancellation, termination, modification or limitation (excluding recurring renewal notifications) of any of the Licenses and Permits. No loss or expiration of any of the Licenses and Permits is pending, Threatened or reasonably foreseeable (other than expiration upon the end of any applicable term). The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will not materially adversely affect any of the Licenses and Permits.

4.26    Tax Returns and Payments.

(a)     All Tax Returns required to be filed with any Governmental Body by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with applicable Legal Requirements, and all such Tax Returns were correct and complete in all material respects. All Taxes shown as due and payable on such Tax Returns have been timely paid to the appropriate Governmental Body.

(b)     All Tax Returns filed with respect to Tax years of the Company and its Subsidiaries through the Tax year ended 2012 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Legal Requirements, after giving effect to extensions or waivers, has expired, and all Tax Returns with respect to Tax years of the Company and its Subsidiaries through the Tax year ended 2015 have been filed. Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax nor has the Company or any of its Subsidiaries requested an extension of time to file a Tax Return and not yet filed such return. Neither the Company nor any of its Subsidiaries is a beneficiary of any unexpired waiver or extension of any statute of limitations with respect to the assessment or collection of any Tax for which the Company or any of its Subsidiaries may be liable. To the Knowledge of the Company, no audit or other administrative proceeding is pending or Threatened, and, to the Knowledge of the Company, no judicial proceeding is pending or Threatened, that involves any Tax or Tax Return filed or paid by or on behalf of the Company or any of its Subsidiaries.

(c)     Neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent. Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification, Tax allocation or Tax sharing agreements.

(d)     No unresolved claim has been made by any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns alleging that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or to a Tax Return filing requirement.

(e)     There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries.

(f)     The Company has made available to Buyer true and complete copies of all Tax Returns of the Company and its Subsidiaries for the Tax years beginning on or after January 1, 2009.

(g)     The Company and its Subsidiaries have timely collected or withheld any Taxes required to be collected or withheld for all periods for which the statute of limitations has not yet expired, and have paid or remitted on a timely basis all Taxes required to be so paid or remitted to the applicable authority or depository.

(h)     Neither the Company nor any of its Subsidiaries is or has ever been a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b)(1) (other than such transactions that have been properly reported and disclosed on the Tax Returns of the Company or its Subsidiaries), or transactions that constitute “listed transactions” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(i)     During the two (2)-year period ending on the date hereof, none of the Company nor any of its Subsidiaries has been either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j)     Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received prior to the Closing, (v) deferred intercompany gain or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), or (vi) election under Section 108(i) of the Code made prior to the Closing.

(k)     All intercompany transactions between or among the Company and its Subsidiaries or any of their Affiliates or among the Subsidiaries have occurred on arm’s length terms in compliance with the principles of Section 482 of the Code (or any similar provision of U.S. state, local, or non-U.S. Tax Law), and each of the Company and its Subsidiaries have complied in all material respects with applicable rules relating to transfer pricing (including the maintenance of contemporaneous documentations and the preparation of all required transfer pricing reports).

(l)     Neither the Company nor any of its Subsidiaries have a permanent establishment or fixed place of business in any country other than its country of incorporation.

(m)     None of the Company’s nor any of its Subsidiaries’ “section 197 intangibles,” within the meaning of Section 197 of the Code, is subject to the limitations under Section 197(c)(3) and Section 197(f)(9) of the Code and the Treasury Regulations promulgated thereunder.

4.27    Severance. Except as set forth on Schedule 4.27, (a) neither the Company nor any of its Subsidiaries has any severance policy as of the date hereof (and does not have any severance obligations under any prior severance policy) in writing or orally by operation of a manual, memorandum or otherwise, and (b) neither the Company nor any of its Subsidiaries has created any severance obligations to any individuals as of the date hereof (and does not owe any such severance obligations to any individuals as of the date hereof) in writing or orally by operation of a manual, memorandum or otherwise.

4.28    Absence of Certain Changes or Events. Since December 31, 2015, (a) there has not been any event, circumstance, change or effect that has had or would have a Material Adverse Effect, and (b) the Business has been conducted in the ordinary course of business.

4.29    Product and Service Warranties.

(a)     Except as set forth on Schedule 4.29, neither the Company nor any of its Subsidiaries has given to any Person any product or service guaranty or warranty, right of return, or other indemnity relating to the products manufactured, sold, leased, licensed, or delivered, or services performed, by the Company or any of its Subsidiaries, and no written claims, or claims Threatened, exist against the Company or any of its Subsidiaries with respect thereto, and there have been no amendments to or deviations from such guarantees or warranties. During the last five (5) years, there have been no written claims, or claims Threatened, against the Company or any of its Subsidiaries with respect to product or service warranties and guarantees. The Company and its Subsidiaries have legally excluded liability for all special, incidental, punitive, and consequential damages to any customer of the Company or any of its Subsidiaries.

(b)     During the last five (5) years, no Proceedings have been initiated or Threatened against, nor is any Proceeding currently pending or Threatened against, the Company or any of its Subsidiaries alleging any liability of the Company or any of its Subsidiaries relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed, sold, leased, licensed or delivered by or on behalf of the Company or any of its Subsidiaries, or any services performed by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there is no valid basis for any such Proceeding.

4.30    Customers. With respect to any Contract or any usage of the Company’s or any of its Subsidiaries’ services or products involving annual payments or consideration furnished to the Company or any of its Subsidiaries of more than Two Hundred and Fifty Thousand Dollars ($250,000), and except as set forth on Schedule 4.30, no customer (or former customer) of the Company or any of its Subsidiaries during the last twelve (12) months has canceled, terminated or Threatened to cancel or otherwise terminate its Contract, or to decrease its usage of the Company’s or any of its Subsidiaries’ services or products. Neither the Company nor any of its Subsidiaries has received any written notice, and the Company has no Knowledge, to the effect that any current customer may terminate or materially alter its business relations with the Company or any of its Subsidiaries as a result of the Contemplated Transactions.

4.31    Bank Accounts. Schedule 4.31 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or any of its Subsidiaries maintains accounts of any nature (or at which an account is maintained to which the Company or any of its Subsidiaries has access as to which deposits are made on behalf of the Company or any of its Subsidiaries), in each case listing the type of account, the account number therefor, and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto, and lists all locations of all safe deposit boxes used by the Company or any of its Subsidiaries. There are no outstanding powers of attorney executed on behalf of the Company or any of its Subsidiaries.

4.32    Full Disclosure. This Agreement and the Schedules, Exhibits, Financial Statements and other Transaction Documents furnished by or on behalf of the Company and the Company Stockholders to Buyer pursuant to the provisions of this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS

Each Company Stockholder represents and warrants (with respect to itself only and not with respect to any other Company Stockholder) to Buyer as follows:

5.1    Capacity and Authority; Enforceability. Such Company Stockholder is a natural person, and if other than a natural person, is duly formed, validly existing and in good standing under the laws of the state of its formation. Such Company Stockholder has the legal capacity and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Such Company Stockholder has taken all action on the part of such Company Stockholder necessary for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of all obligations of such Company Stockholder to be performed as of the Closing and the consummation of the Contemplated Transactions. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by such Company Stockholder and constitute valid and legally binding obligations of such Company Stockholder, enforceable against such Company Stockholder in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.2    Ownership of Shares. Such Company Stockholder is the record and beneficial owner of, and has good and valid title to, the Shares set forth opposite such Company Stockholder’s name on Exhibit A, free and clear of all Liens, defects of title or any other restrictions on transfer. The Shares set forth opposite such Company Stockholder’s name on Exhibit A represent all right, title and interest with respect to the equity of the Company owned by such Company Stockholder. Such Company Stockholder is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Shares (other than this Agreement). Except as set forth on Schedule 5.2, such Company Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to, restricting or otherwise relating to the voting, dividend rights or other disposition of any Share. Upon the Closing of the Contemplated Transactions, such Company Stockholder will have transferred all rights, title and interest in and to the Shares set forth opposite such Company Stockholder’s name on Exhibit A, free and clear of all Liens.

5.3    No Conflict. Neither the execution and delivery by such Company Stockholder of this Agreement or the other Transaction Documents to which it is a party, nor the consummation or performance of the Contemplated Transactions, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of, any Legal Requirement applicable to such Company Stockholder, or (b) contravene, conflict with or result in a violation or breach of, or result in a default under, or give rise to any right or cause of action under, any provision of any Contract to which such Company Stockholder is a party. No Consent is required to be made by or on behalf of such Company Stockholder in connection with the execution, delivery or performance by such Company Stockholder of this Agreement, the other Transaction Documents to which it is a party or the Contemplated Transactions.

5.4    Litigation. There is no pending Proceeding, and to such Company Stockholder’s knowledge, no Person has Threatened to commence any Proceeding that challenges, or seeks damages or other relief in connection with, such Company Stockholder’s performance of this Agreement or the Contemplated Transactions, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or the Contemplated Transactions.

5.5    Brokers or Finders. Such Company Stockholder has not incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions for which the Company will directly or indirectly have any liability, except for amounts owed Rusk, O’Brian Gido + Partners, LLC, which will be satisfied in full at the Closing out of the Closing Cash Payment.

5.6    Affiliate Transactions. Neither such Company Stockholder nor any of its Affiliates is party to any Contract with the Company of the nature required to be listed on Schedule 4.24.

5.7    United States Person. Except and set forth on Schedule 5.7, such Company Stockholder is a United States Person (as defined in Section 7701(a)(30) of the Code).

5.8    Securities Law Matters.

(a)     To the extent that such Company Stockholder is acquiring a Promissory Note pursuant to Section 3.1(c) and Buyer common stock to be issued pursuant to Sections 3.1(b) and 3.1(d) (each such Company Stockholder an “Accredited Company Stockholder”), such Accredited Company Stockholder has such knowledge and experience in financial and business matters, either alone or together with the Stockholder Representative, that it is capable of evaluating the merits and risks of the prospective investment in the Buyer’s securities.

(b)     Such Accredited Company Stockholder confirms that Buyer has made available to such Accredited Company Stockholder and its Representatives the opportunity to ask questions of the officers and management employees of Buyer and to acquire such additional information about the business and financial condition of Buyer as such Company Stockholder has requested, and all such information has been received.

(c)     Such Accredited Company Stockholder is acquiring the Buyer’s securities pursuant to Sections 3.1(b), 3.1(c) and 3.1(d) solely for such Accredited Company Stockholder’s own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Such Accredited Company Stockholder further represents that such Accredited Company Stockholder does not have any present intention of selling, offering to sell or otherwise disposing of or distributing such Buyer securities or any portion thereof, and that the entire legal and beneficial interest of such Buyer securities being acquired by such Accredited Company Stockholder for, and will be held for the account of, such Accredited Company Stockholder only and neither in whole nor in part for any other Person.

(d)     Such Accredited Company Stockholder is aware that:

(i)     the Buyer securities to be issued pursuant to Sections 3.1(b), 3.1(c) and 3.1(d) have not been registered under the Securities Act, and such Buyer securities must be held indefinitely unless a transfer of such Buyer securities are subsequently registered under the Securities Act or an exemption from such registration is available, and that the Buyer is under no obligation to register such securities of Buyer; and

(ii)     Buyer will make a notation in its records of the aforementioned restrictions on transfer and legends.

(e)     Such Accredited Company Stockholder is aware of the provisions of Rule 144 promulgated under the Securities Act (“Rule 144”), which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or an affiliate of such issuer) in a non-public offering subject to the satisfaction of certain conditions, including among other things: (i) the resale occurring not less than six (6) months from the date such Accredited Company Stockholder has acquired such Buyer securities pursuant to Sections 3.1(b), 3.1(c) or 3.1(d); (ii) the availability of certain public information concerning Buyer; (iii) the sale being through a broker in an unsolicited “broker’s transaction” or in a transaction directly with a market maker (as said term is defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); and (iv) that any sale of such Buyer securities may be made by such Accredited Company Stockholder only in limited amounts during any three (3)-month period not exceeding specified limitations. Such Accredited Company Stockholder further represents that such Accredited Company Stockholder understands that at the time such Accredited Company Stockholder wishes to sell such Buyer securities there may be no public market upon which to make such a sale, and that, even if such a public market then exists, Buyer may not be satisfying the current public information requirements of Rule 144, and that, in such event, such Accredited Company Stockholder would be precluded from selling such Buyer securities under Rule 144 even if the six (6)-month minimum holding period had been satisfied. Such Accredited Company Stockholder represents that such Accredited Company Stockholder understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Securities Act or compliance with an exemption from registration will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the U.S. Securities and Exchange Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

(f)     Without in any way limiting such Accredited Company Stockholder’s representations and warranties set forth above, such Accredited Company Stockholder further agrees that such Accredited Company Stockholder shall in no event make any disposition of all or any portion of such Buyer securities which such Accredited Company Stockholder is acquiring unless and until:

(i)     there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(ii)     such Accredited Company Stockholder shall have (A) notified Buyer of the proposed disposition and furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and (B) furnished Buyer with an opinion of such Accredited Company Stockholder’s own counsel to the effect that such disposition will not require registration of such shares under the Securities Act, and such opinion of such Accredited Company Stockholder’s counsel shall have been concurred with by counsel for Buyer, and Buyer shall have advised such Accredited Company Stockholder of such concurrence.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company Stockholders as follows:

6.1    Organization; Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and as proposed to be conducted. Buyer is duly qualified to transact business and is in good standing in each jurisdiction in which failure to so qualify would have a material adverse effect on Buyer.

6.2    Power and Authority; Enforceability. Buyer has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. Buyer has taken all corporate action on the part of Buyer necessary for the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance of all obligations of Buyer under this Agreement and the other Transaction Documents to be performed as of the Closing and the consummation of the Contemplated Transactions. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Buyer and constitute valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6.3    No Conflict. Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, nor the consummation or performance of the Contemplated Transactions, will (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any of the provisions of Buyer’s Certificate of Incorporation, Bylaws or other organizational documents, (b) contravene, conflict with or result in a violation of, any Legal Requirements applicable to Buyer, or (c) contravene, conflict with or result in a violation or breach of, or result in a default under, or give rise to any right or cause of action under, any provision of any Contract to which Buyer is a party. No Consent is required to be made by or on behalf of Buyer in connection with the execution, delivery or performance by Buyer of this Agreement, the other Transaction Documents to which it is a party or the Contemplated Transactions.

6.4    Litigation. There is no pending Proceeding, and to Buyer’s knowledge, no Person has Threatened to commence any Proceeding, that challenges, or seeks damages or other relief in connection with, Buyer’s performance of this Agreement or the Contemplated Transactions, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or the Contemplated Transactions.

6.5    Brokers or Finders. Buyer has not incurred any obligation or liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions for which the Company will directly or indirectly have any liability.

6.6    Financial and Regulatory Matters. Buyer will, as of the Closing Date, have the financial capacity and capability to perform all of its obligations under this Agreement and the other Transaction Documents.

ARTICLE VII
COVENANTS

7.1    Certain Tax Matters.

(a)     Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with financial accounting for Taxes, the filing of Tax Returns and any suit, action, inquiry, proceeding, administrative or judicial appeal, audit, litigation or other similar proceeding with respect to Taxes (each, a “Tax Contest”). Such cooperation shall include (i) providing the other Party with any final determination of any such Tax Contest that affects any amount required to be shown on any Tax Return of the other Party for any period, (ii) retaining and (upon the other Party’s request) providing records and information that are reasonably relevant to financial accounting for Taxes, any Tax Contest and Tax Return, and (iii) making employees available on a mutually convenient basis to provide additional information and an explanation of any material provided hereunder. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain, and the Stockholder Representative shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information (including all Tax opinions and FIN 48 workpapers) that may be relevant to such Tax Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Party with a reasonable opportunity to review and copy the same. The Stockholder Representative and the Company Stockholders agree that the Stockholder Representative shall act on behalf of the Company Stockholders in connection with all cooperation under this Section 7.1(a).

(b)     Tax Contest. Notwithstanding anything to the contrary herein, with respect to any Tax Contest, neither the Company Stockholders nor the Stockholder Representative shall be entitled to control the conduct or settlement of such Tax Contest. Buyer is entitled to settle such Tax Contest without the prior written consent of the Company Stockholders or the Stockholder Representative.

(c)     Tax Sharing Arrangements. All Tax sharing agreements or similar agreements with respect to or involving the Company (other than the provisions of this Agreement) shall be terminated prior to the Closing Date, and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder for amounts due in respect of any period prior to the Closing Date.

(d)     Transfer Taxes. Any and all Transfer Taxes shall be paid one-half by the Company Stockholders and one-half by Buyer. The Company Stockholders and Buyer shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of any Transfer Tax laws. The Party responsible for filing each Tax Return shall timely pay any Transfer Taxes due and payable with respect to such Tax Return, and the other Party shall timely reimburse the paying Party for one-half of such Transfer Taxes.

7.2    Cooperation and Proceedings; Access to Records.

(a)     At least three (3) Business Days prior to the Closing Date, the Company will obtain and deliver an investor representation letter to Buyer substantially in the form of Exhibit H (each, an “Investor Letter”) from each Company Stockholder.

(b)     After the Closing, each of the Company Stockholders shall cooperate with Buyer and its counsel and make itself and its Representatives available to Buyer and the Company in connection with the institution or defense of any Proceeding, whether pending, Threatened, or anticipated, involving or relating to the Contemplated Transactions, Buyer or the Company, including providing testimony, business or stock records, and other information.

(c)     The Company Stockholders and Buyer will make available to the other any records in the nonrequesting Party’s custody or control for the purpose of preparing any Financial Statement or Tax Return or preparing for or defending any Tax-related examination of the requesting Party or the Company by any Governmental Body. The Party requesting such records will reimburse the nonrequesting Party for the reasonable out-of-pocket costs and expenses incurred by the nonrequesting Party. The nonrequesting Party will afford access to such records during normal business hours, upon reasonable advance notice given by the requesting Party, and subject to such reasonable limitations as the nonrequesting Party may impose to delete competitively sensitive or privileged information.

(d)     As promptly as practicable after the date hereof, Buyer, the Company Stockholders and the Company shall cooperate and work together in good faith to prepare one or more current reports on Form 8-K under the Exchange Act (including any amendments thereof, the “Form 8-K”) as required by the SEC for disclosure of the transactions contemplated hereby, such Form 8-Ks to be filed by Buyer with the SEC, from time to time after the Closing, as required by any applicable Legal Requirement. Such Form 8-Ks shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The Company shall furnish all information concerning the Company as the Buyer may reasonably request in connection with the preparation of the Form 8-Ks.

7.3    Further Action. In case at any time after the Closing any further action is necessary to consummate or confirm the Contemplated Transactions, to accomplish the purposes of this Agreement or to assure to Buyer the benefits of this Agreement, without additional compensation, the Company Stockholders and the Stockholder Representative shall take such further action (including the execution and delivery of such further instruments and documents) as Buyer reasonably may request.

7.4    Noncompetition, Nonsolicitation, and Nondisparagement.

(a)      For a period of three (3) years after the Closing Date, each Company Stockholder owning 60% or more of the Shares immediately prior to the Closing, as set forth on Exhibit A, column (D), or, in the case of any Company Stockholder owning 60% or more of the Shares immediately prior to the Closing, as set forth on Exhibit A, column (D) that is organized as a trust or a limited liability company under state law, and any direct or indirect beneficiary or member of such Company Stockholder, hereby covenant and agree that they shall not, directly or indirectly:

(i)     engage, invest in, own, manage, operate, finance, control, advise, render services to, guarantee the obligations of, be employed by, be associated with, or in any manner be connected with any Person engaged in any business that the Company conducts as of the Closing Date, including the Business, in any geographic area in which the Company conducts such business as of the Closing Date; provided, however, that each Company Stockholder may acquire or otherwise own less than 5% of the outstanding capital stock of a Person that is listed on any national securities exchange or which is registered under Section 12(g) of the Exchange Act;

(ii)     (A) cause, induce, or attempt to cause or induce any employee, agent, or independent contractor of the Company to terminate such relationship; (B) in any way interfere with the relationship between the Company and any of its employees, agents, or independent contractors; or (C) hire, retain, employ, or otherwise engage or attempt to hire, retain, employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee, agent or independent contractor of the Company; and

(iii)     (A) solicit, induce, or otherwise cause, or attempt to solicit, induce, or otherwise cause, any customer, supplier, licensor, licensee, or any prospective customer, supplier, licensor, or licensee that has been contacted or targeted for contact by the Company on or before the Closing Date, or any other Person engaged in a business relationship with the Company, to (1) terminate, curtail, or otherwise modify its relationship with the Company or (2) engage in business with a competitor of the Company, or (B) interfere in any way with the relationship between the Company, and any of its customers, suppliers, licensors, licensees, or any such prospective customers, suppliers, licensors, or licensees, or any other Person engaged in a business relationship with the Company.

(b)      Each Company Stockholder, by its execution of this Agreement, hereby covenants and agrees that it shall not make any disparaging statement, either orally or in writing, regarding Buyer, the Company, the Business, the products or services thereof, or any of their respective Representatives.

(c)     Each Company Stockholder, by its execution of this Agreement, hereby agrees that this Section 7.4, including the provisions relating to duration, geographical area and scope, is reasonable and necessary to protect and preserve Buyer’s and the Company’s legitimate business interests and the value of the Shares and the Company, and to prevent an unfair advantage from being conferred on such Company Stockholder.

(d)     If any provision of this Section 7.4 would be held to be excessively broad as to duration, geographical area, scope, activity or subject, for any reason, such provision shall be modified, by limiting and reducing it, so as to be enforceable to the extent allowed by applicable Legal Requirements.

(e)     Each Company Stockholder, by its execution of this Agreement, hereby acknowledges that any Breach of this Section 7.4 would result in serious and irreparable injury to Buyer, Buyer could not be adequately compensated by monetary damages alone, and Buyer’s remedy at law would not be adequate. Therefore, each Company Stockholder hereby acknowledges and agrees that, in the event of a Breach by such Company Stockholder, Buyer shall be entitled, in addition to any other remedy at law or in equity to which Buyer may be entitled, to equitable relief against such Company Stockholder, including temporary restraining orders and preliminary and permanent injunctions to restrain such Company Stockholder from such Breach and to compel compliance with the obligations of such Company Stockholder, and each Company Stockholder hereby waives the posting of a bond or undertaking as a condition to such relief.

(f)     In the event of a conflict between the provisions of this Section 7.4 and the provisions of an Employment Agreement of any Company Stockholder, this Agreement shall govern.

7.5    Confidentiality.

(a)      As used in this Section 7.5, the term “Confidential Information” includes any of the following information held or used by or relating to the Company and the Business:

(i)     all information that is a trade secret;

(ii)     all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, software and computer software, database technologies, systems, structures and architectures; and

(iii)     all information concerning the business and affairs of the Company and the Business, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.

(b)     Each Company Stockholder, by its execution of this Agreement, hereby acknowledges the confidential and proprietary nature of the Confidential Information and agrees that such Company Stockholder shall, except to the extent required for a Company Stockholder who is employed by the Company to fulfill his or her duties in the course of such employment, from and after the Closing: (i) keep the Confidential Information confidential and deliver promptly to Buyer, or immediately destroy at Buyer’s option, all embodiments and copies of the Confidential Information that are in such Company Stockholder’s possession; (ii) not use the Confidential Information for any reason or purpose; and (iii) without limiting the foregoing, not disclose the Confidential Information to any Person, except with Buyer’s prior written consent.

(c)     Section 7.5(b) does not apply to that part of the Confidential Information that becomes generally available to the public other than as a result of a Breach of this Section 7.5 by any Company Stockholder. Confidential Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available.

(d)     If any Company Stockholder becomes compelled in any Proceeding to make any disclosure that is prohibited by this Section 7.5, such Company Stockholder shall, to the extent legally permissible, provide Buyer with prompt notice of such compulsion so that Buyer may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.5. In the absence of a protective order or other remedy, such Company Stockholder may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of such Company Stockholder’s counsel, such Company Stockholder is legally compelled to disclose; provided, however, that such Company Stockholder shall use its best efforts to obtain written assurance that any Person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(e)     Nothing in this Section 7.5 will diminish the protections and benefits under applicable Legal Requirements to which any trade secret of the Company is entitled. If any information that the Company asserts to be a trade secret under applicable Legal Requirements is found by a court of competent jurisdiction not to be such a trade secret, such information will nonetheless be considered Confidential Information of the Company for purposes of this Section 7.5.

7.6    Customer and Other Business Relationships.

(a)     After the Closing, each Company Stockholder shall cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer the business relationships of the Company, including relationships with any customers, suppliers, licensors, licensees, lessors, employees, regulatory authorities and others. Each Company Stockholder shall refer to Buyer all inquiries and communications received by such Company Stockholder relating to the Company after the Closing.

(b)     After the Closing, no Company Stockholder shall take any action, either directly or indirectly, that could diminish the value of the Company or interfere with the business of Buyer.

7.7    Buyer Stock(a)     . Within ninety days following the Closing Date, Buyer shall make available the equivalent number of shares of restricted common stock of Buyer equal to an aggregate of Two Million Dollars ($2,000,000) to be granted to certain key employees of the Company, selected in Buyer’s sole discretion, in such amounts and subject to vesting over a period of four (4) years from the grant date, and otherwise on such terms as reasonably determined by Buyer, subject to such key employees executing and delivering a form of restricted stock agreement which shall be the same in form and substance as the restricted stock agreements entered into by Buyer’s employees who are issued restricted stock.

7.8    Termination of Certain Documents. Each Company Stockholder hereby agrees that, effective as of the Closing Date, the Emergency Leadership Succession Plan and the Buy-Sell Agreement are, without further action, hereby terminated.

ARTICLE VIII
INSURANCE

8.1    Directors and Officers.

(a)     Subject to the indemnification provided to the Buyer Indemnified Parties in Section 10.2, Buyer agrees that all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Closing and rights to advancement of expenses relating thereto now existing in favor of the directors, officers and employees of the Company (the “Covered Persons”) as provided in the Company’s organizational documents shall survive the Closing and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such director, officer or employee, unless an alteration or modification of such documents is required by applicable Legal Requirements or the Covered Person affected thereby otherwise consents in writing.

(b)     Prior to the Closing, the Company shall purchase, at its sole cost and expense, and shall pay all premiums under, a six (6)-year directors’ and officers’ liability insurance policy (the “D&O Policy”) covering the Covered Persons and the Company for all acts or events that occurred up to and including the Closing Date. The D&O Policy shall provide coverage of not less than One Million Dollars ($1,000,000) in the aggregate. The Parties agree that the cost of the D&O Policy shall be treated as a Transaction Expense, unless paid in full by the Company prior to Closing.

(c)     This Section 8.1 shall survive the Closing, shall be enforceable by the parties referred to herein, as third party beneficiaries, and shall be binding upon all successors and assigns of Buyer and the Company.

ARTICLE IX
STOCKHOLDER REPRESENTATIVE

9.1    Designation; Powers. Each Company Stockholder approves the designation of and hereby designates the Stockholder Representative as the representative of the Company Stockholders and as the attorney-in-fact and agent for and on behalf of each Company Stockholder, with full power of substitution, with respect to all matters under this Agreement, including the distribution of the Closing Cash Payment and Promissory Notes to the Company Stockholders under Sections 3.1(a) and 3.1(c) and making payments to the payees of any amounts owed by the Company or the Company Stockholders out of the Closing Cash Payment, including, but not limited to, the Debt Pay-Off Amount, the Transaction Expenses Pay-Off Amount, the Stockholder A/R Amount and amounts owed to advisors to the Company Stockholders for services post-Closing, determining, giving and receiving notices and processes hereunder, entering into any documents required or permitted and contesting and settling any and all claims for indemnification under ARTICLE X, resolving any other disputes hereunder, performing the duties expressly assigned to the Stockholder Representative hereunder, making, executing, acknowledging and delivering all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, doing any and all things and taking any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Contemplated Transactions and to engage and employ agents and representatives and to incur such other expenses as the Stockholder Representative shall reasonably deem necessary or prudent in connection with the foregoing. Each Company Stockholder further authorizes the Stockholder Representative to withhold from such Company Stockholder’s proportionate share of the Closing Cash Payment a reasonable amount, determined by the Stockholder Representative in good faith, for the purpose of establishing a reserve fund for the payment of expenses incurred by the Company, the Company Stockholders or the Stockholder Representative in connection with the Contemplated Transactions (the “Reserve Fund”). A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision of all Company Stockholders, the Company Stockholders shall be bound by all actions taken and documents executed by the Stockholder Representative, and Buyer shall be entitled to rely on any action or decision of the Stockholder Representative. Buyer is hereby relieved from any liability to any Person (including the Company Stockholders and their respective Affiliates and Representatives) for any acts done by it in accordance with such decision, act, consent or instruction of the Stockholder Representative. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Company Stockholders for purposes of this Agreement. In performing the functions specified in this Agreement, the Stockholder Representative shall not be liable to any Company Stockholder in the absence of gross negligence or willful misconduct on the part of the Stockholder Representative. Each Company Stockholder (other than the Stockholder Representative) shall severally, and not jointly, on a pro rata basis (in the relative proportions as among them set forth on Exhibit A, column (E)), indemnify and hold harmless the Stockholder Representative from and against any liability incurred without gross negligence or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. Any out-of-pocket costs and expenses incurred by the Stockholder Representative in defending any claim, demand, suit, action or cause of action or otherwise in connection with performing its obligations under this Agreement shall be paid by the Company Stockholders severally, and not jointly, on a pro rata basis (in the relative proportions as among them set forth on Exhibit A, column (E)).

9.2    Authority. The Stockholder Representative, solely in its capacity as the Stockholder Representative, represents and warrants that it has the legal capacity and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents applicable to the Stockholder Representative and to consummate the Contemplated Transactions. This Agreement and each of the Transaction Documents to which the Stockholder Representative is a party has been duly executed and delivered by the Stockholder Representative and constitutes valid and legally binding obligations of the Stockholder Representative, enforceable against the Stockholder Representative in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Except as expressly provided in this Agreement, the Stockholder Representative shall have no duties or responsibilities to Buyer or its Affiliates. Neither the Stockholder Representative nor any agent employed thereby shall be liable to Buyer or any Affiliates of Buyer for any liability of a Company Stockholder or otherwise or for any error of judgment, any act done or step taken or for any mistake in fact or law, in each case to the extent taken or omitted by it in good faith and without gross negligence or willful misconduct.

ARTICLE X
SURVIVAL; INDEMNIFICATION; DISPUTE RESOLUTION

10.1    Survival. Except as otherwise specifically provided in this Agreement, each of the representations, warranties, covenants and agreements of the Parties contained herein or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing for a period of thirty-six (36) months, except that:

(a)     the representations and warranties set forth in Sections 4.1 (Organization; Good Standing), 4.2 (Power and Authority; Enforceability), 4.3 (Subsidiaries), 4.4 (Capitalization), 4.20 (Compliance with Laws), 4.21 (Brokers or Finders) and ARTICLE V (the “Fundamental Representations”) shall survive indefinitely;

(b)     the representations and warranties set forth in Sections 4.16 (Employee Benefits) and 4.26 (Tax Returns and Payments) shall survive until the later of (i) sixty (60) days after expiration of the applicable statute of limitations (and extensions or waivers thereof), and (ii) sixty (60) months after the Closing Date; and

(c)     the covenants and agreements in this Agreement that, by their terms, are to have effect after the Closing Date shall survive for the period contemplated by such covenants or agreements, or if no period is specified, indefinitely.

10.2    Indemnification Obligations of the Company Stockholders. Subject to the provisions of Section 10.4, from and after the Closing, the Company Stockholders, severally and not jointly, in accordance with the proportions set forth on Exhibit A, column (D) , shall indemnify, defend and hold harmless Buyer, Buyer’s Affiliates and the Company, each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Damages incurred by the Buyer Indemnified Parties arising directly or indirectly out of or relating to any of the following, regardless of whether the claim arises under contract, breach of warranty, tort or other legal theory:

(a)     any Breach or inaccuracy of any representation or warranty made by the Company, any Company Stockholder or the Stockholder Representative contained in this Agreement or in any other Transaction Document as of the Closing; provided, however, that for purposes of determining whether any such Breach or inaccuracy has occurred or the amount of Damages arising from or relating to such Breach or inaccuracy, the applicable representation or warranty shall be read without regard to any materiality or Material Adverse Effect qualifiers included in such representation or warranty;

(b)     any Breach of any covenant, agreement or undertaking made by the Company, any Company Stockholder or the Stockholder Representative in this Agreement or in any other Transaction Document;

(c)     any claim by any Person for brokerage or finder’s fees or commissions or similar payments that remain unpaid after the Closing and which are based upon any agreement or understanding alleged to have been made by such Person (or any Person acting on its behalf) with the Company, the Company Stockholders or the Stockholder Representative in connection with the Contemplated Transactions;

(d)     any criminal liabilities arising from actions taken or omitted to be taken by the Company, any Company Stockholder or the Stockholder Representative prior to the Closing in connection with this Agreement or any other Transaction Document;

(e)     any claim by a Person (other than the Company Stockholders to the extent of the Shares) that such Person owns or has any rights in or to any equity interest in the Company; except to the extent such claim involves Shares transferred from a Company Stockholder (or their successor) to such Person for which such Company Stockholder is independently responsible under this Agreement;

(f)     any Transaction Expenses that are not satisfied in full out of the Closing Cash Payment by the Stockholder Representative pursuant to Section 3.1(a);

(g)     any Indebtedness of the Company as of the Closing Date that is not otherwise satisfied in full out of the Closing Cash Payment by the Stockholder Representative pursuant to Section 3.1(a);

(h)     any liability of the Company or any of its Subsidiaries for (i) Taxes or the nonpayment thereof for any Pre-Closing Tax Periods (including Taxes for the portion of any Straddle Period ending on the Closing Date), (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local or foreign law or regulation), (iii) any and all Taxes of any Person (other than the Company) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any Legal Requirements, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing, (iv) any Taxes, and reimbursement of Taxes and otherwise under Section 409A of the Code attributable to the Contemplated Transactions, (v) any Taxes incurred by the Company or any of its Subsidiaries attributable to the Accounts Receivable and Work in Progress pursuant to Section 3.2 that is paid to the Company Stockholders, and (vi) any and all Taxes incurred by the Company or any of its Subsidiaries attributable to the Special Pre-Closing Tax Liabilities.

(i)     any Transfer Taxes payable by the Company Stockholders pursuant to Section 7.1(d) to the extent not paid by the Company Stockholders;

(j)     any claim by any Person relating to interests of the Company or any of its Subsidiaries in third parties divested or otherwise sold prior to the Closing Date, including interests formerly held by the Company in Unifi Labs, Inc. and JBA360 LLC;

(k)     any obligation of the Company to indemnify or advance expenses to any current or former officer, director or employee of the Company as of the Closing under Section 8.1 (to the extent not fully recoverable under the D&O Policy), to the extent that such claims arise from acts or omissions occurring prior to the Closing; and

(l)     any obligation in excess of $50,000 in the aggregate incurred by the Company on or before September 30, 2017 pursuant to the terms of that certain Asset Purchase Agreement entered into by and between the Luce Group, LLC (“Luce”), Traci Klainer Polimeni, and the Company, dated as of September 23, 2016, for the Company to reimburse Luce for (i) the reasonable and customary office expenses related to Luce’s office located at 139 Fulton Street #417, New York, New York 10038 or arising under Luce’s lease agreement for such office, including rent, utilities, office supplies, and insurance, and (ii) the necessary costs and expenses required to keep Luce in good standing with the New York Secretary of State and any applicable local jurisdictions.

10.3    Indemnification Obligations of Buyer. Subject to the provisions of Section 10.4, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Company Stockholders, their Affiliates, each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Damages incurred by the Seller Indemnified Parties arising directly or indirectly out of or relating to any of the following, regardless of whether the claim arises under contract, breach of warranty, tort or other legal theory:

(a)     any Breach or inaccuracy of any representation or warranty made by Buyer contained in this Agreement or in any other Transaction Document as of the Closing; provided, however, that for purposes of determining whether any such Breach or inaccuracy has occurred or the amount of Damages arising from or relating to such Breach or inaccuracy, the applicable representation or warranty shall be read without regard to any materiality or Material Adverse Effect qualifiers included in such representations or warranties;

(b)     any Breach of any covenant, agreement or undertaking made by Buyer in this Agreement or in any other Transaction Document; and

(c)     any claim by any Person for brokerage or finder’s fees or commissions or similar payments that remain unpaid after the Closing and which are based upon any agreement or understanding alleged to have been made by such Person (or any Person acting on its behalf) with Buyer in connection with the Contemplated Transactions.

10.4    Limitations.

(a)     The liability of the Indemnifying Party to indemnify the Indemnified Party pursuant to Sections 10.2(a) and (b) and Sections 10.3(a) and (b) shall be limited to Indemnification Claims as to which an Indemnified Party has given the Indemnifying Party written notice in accordance with Sections 10.5(a) and (b) within the period following the Closing Date specified for each respective matter pursuant to Section 10.1; provided, however, that the provisions for indemnification contained in Section 10.2(a) and Section 10.3(a) (other than with respect to the Fundamental Representations) with respect to breaches of representations and warranties shall be effective only if the Indemnified Party has suffered, incurred, sustained or become subject to Damages in excess of One Hundred Thousand Dollars ($100,000) in the aggregate (the “Deductible Amount”) (it being understood and agreed that the Indemnified Party shall only be entitled to indemnification for such Damages to the extent such Damages exceed the Deductible Amount).

(b)     The liability of the Indemnifying Party to indemnify the Indemnified Party shall in no event exceed the Purchase Price (other than in respect of any claim for fraud, willful misconduct or intentional misrepresentation).

(c)     No Indemnified Party shall have any obligation to expend any out-of-pocket expense to seek recovery under any insurance benefits and proceeds or from any other Person.

10.5    Notice of Indemnification; Indemnification Procedure.

(a)     If either a Buyer Indemnified Party or a Seller Indemnified Party (the “Indemnified Party”) wishes to assert a claim that the Indemnified Party has determined has given or could give rise to indemnification under this ARTICLE X (an “Indemnification Claim”) (other than a Third Party Claim, which shall be governed by Section 10.5(e) below), the Indemnified Party shall deliver to the other party (the “Indemnifying Party”) a written notice (“Claim Notice”) setting forth:

(i)     the nature and basis of the Indemnification Claim; and

(ii)     a description of, and a reasonable estimate (to the extent that Damages in respect of such claim are reasonably capable of being estimated) of the total amount of, Damages actually incurred or expected to be incurred by the Indemnified Party as a result of such indemnified matter described in Section 10.2 or 10.3; provided, however, that the failure to estimate Damages (or the inaccuracy thereof) shall not affect the validity of a Claim Notice or the amount of Damages to which the Indemnified Party is entitled.

(b)     The Indemnified Party shall promptly provide the Claim Notice to the Indemnifying Party; provided that the failure to provide such Claim Notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby; provided, however, that if the Indemnified Party shall fail to provide such Claim Notice in respect of a claim under Section 10.2(a), 10.2(b), 10.3(a) or 10.3(b) before the end of the applicable survival period specified in Section 10.1, such Indemnification Claim shall be barred.

(c)     The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claim Notice is sent by the Indemnified Party. Any Claim Response must specify whether the Indemnifying Party disputes the Indemnification Claim described in the Claim Notice and the basis of such dispute. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed to have accepted the Indemnification Claim described in the related Claim Notice. If the Indemnifying Party elects not to dispute an Indemnification Claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Damages alleged in such Claim Notice (or if no amount is so alleged, all Damages arising therefrom) will be conclusively deemed to be an obligation of the Indemnifying Party, and the amount of Damages shall be paid in accordance with Section 10.6 below.

(d)     If the Indemnifying Party delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in the Claim Notice and describing the basis therefor, Buyer and the Stockholder Representative shall promptly meet and use their commercially reasonable efforts to settle the dispute. If Buyer and the Stockholder Representative are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction in accordance with Section 10.10 or by any other means to which the Indemnified Party and the Indemnifying Party shall agree. For all purposes under this ARTICLE X, Buyer and the Stockholder Representative shall cooperate with and make available to the other party and its Representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, upon reasonable advance notice, during normal business hours, in a manner so as to minimize disruption to the Business, and subject to Legal Requirements and any applicable privilege, including the attorney-client and work product privileges, as may be reasonably requested in connection with the resolution of such disputes.

(e)     Promptly after receipt by an Indemnified Party of written notice from a third Person of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from any other Party for any Damages (a “Third Party Claim”), such Indemnified Party will notify the Indemnifying Party, promptly following the Indemnified Party’s receipt of such complaint or notice of the commencement of such Third Party Claim; provided, however, that the failure to provide such notice of such Third Party Claim will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within fifteen (15) days thereafter, subject to assuming full responsibility for all Damages resulting from any such Third Party Claim, to assume the defense of such Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided, however, that if the Company Stockholders are the Indemnifying Party, they shall have no right to assume the defense of such Third Party Claim. In the event, however, that the Indemnifying Party declines or fails, or has no right, to assume the defense of the Third Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such fifteen (15)-day period, then such Indemnified Party may employ counsel to represent or defend it in any such Third Party Claim and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided further, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in connection with any audits, investigations, actions or proceedings that are substantially related. In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at its own expense. The Indemnifying Party or the Indemnified Party, whichever has assumed the defense of such action, will at all times use commercially reasonable efforts to keep the non-assuming party reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(f)     An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder, unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(g)     For purposes of this ARTICLE X, the Stockholder Representative and the Company Stockholders agree that the Stockholder Representative shall act on behalf of the Company Stockholders in connection with all Indemnification Claims and related matters under this ARTICLE X, including with respect to receipt of any Claim Notice delivered by any Buyer Indemnified Party pursuant to Sections 10.5(a) and (b) or delivery to any Buyer Indemnified Party of a Claim Response pursuant to Section 10.5(c).

10.6    Indemnification Payments; Setoff Against Promissory Notes.

(a)     Subject to Sections 10.6(d) and 10.6(e), if the Indemnifying Party fails to deliver a Claim Response within the applicable Response Period or otherwise agrees that it is liable for the Indemnification Claim set forth in the Claim Notice, the Indemnifying Party shall pay the Indemnified Party, within five (5) Business Days after the expiration of the applicable Response Period, the amount specified in such Claim Notice or, in the case of any Claim Notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(b)     Subject to Sections 10.6(d) and 10.6(e), if the Indemnifying Party delivers a Claim Response within the applicable Response Period, the Indemnifying Party shall pay the Indemnified Party, within five (5) Business Days after resolution of any dispute pursuant to Section 10.5(d), the amount, if any, determined by the court of competent jurisdiction to be payable by the Indemnifying Party.

(c)     Subject to Sections 10.6(d) and 10.6(e), if the Indemnified Party receives a Third Party Claim, the Indemnifying Party shall pay the Indemnified Party, within five (5) Business Days after resolution of such Third Party Claim pursuant to Section 10.5(e), the amount, if any, specified in the settlement, compromise or judgment in respect thereof.

(d)     Subject to Section 10.6(e), any amounts payable by the Indemnifying Party to the Indemnified Party as finally determined shall be paid by wire transfer or delivery of immediately available funds to such bank account or accounts designated in writing by the other Party at least three (3) Business Days prior to the applicable payment date.

(e)     If a Buyer Indemnified Party is the Indemnified Party, at any time prior to any payment of a portion of the principal to the Company Stockholders pursuant to the terms of the Promissory Notes and Section 3.1(c), any outstanding principal amount of each Promissory Note shall be deemed to be reduced by any amounts paid or payable to any Buyer Indemnified Party under the terms of this ARTICLE X (in accordance with the proportions set forth on Exhibit A, column (F)) until the outstanding principal amount of such Promissory Note is zero; provided, however, that with respect to indemnification for a breach of any Company Stockholder representation under ARTICLE V, Buyer may only offset the Damages against any outstanding principal amount of the applicable Company Stockholder’s Promissory Note. If such amount payable to any Buyer Indemnified Party exceeds the aggregate outstanding principal amount of the Promissory Notes following the reduction of the principal amount of each Promissory Note to zero, then at any time prior to any payment of Future Shares to the Company Stockholders pursuant to Section 3.1(d), the outstanding number of Future Shares shall be deemed to be reduced by any amounts paid or payable to any Buyer Indemnified Party under the terms of this ARTICLE X (in accordance with the proportions set forth on Exhibit A, column (F)) until the outstanding number of Future Shares is zero; provided, however, that with respect to indemnification for a breach of any Company Stockholder representation under ARTICLE V, Buyer may only offset the Damages against any outstanding Future Shares payable to the applicable Company Stockholder. Any amounts otherwise payable by the Company Stockholders in excess of the then outstanding number of Future Shares or by Buyer to the Indemnified Party as finally determined shall be paid by wire transfer or delivery of other immediately available funds within five (5) Business Days after such final determination to such bank account or accounts designated in writing by the other Party at least three (3) Business Days prior to the applicable payment date.

10.7    Character of Indemnity Payments. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price.

10.8    Investigations. The respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party prior to the Closing and the rights to indemnification set forth in this ARTICLE X will not be deemed waived or otherwise affected by any investigation made by a Party to this Agreement and each Party shall be entitled to rely on the representations and warranties of the other Parties contained in this Agreement despite such investigation or any knowledge that such Party may otherwise have.

10.9    Exclusive Remedy; Damages. From and after the Closing, except as provided in Section 10.11 and for the remedy of specific performance and injunctive relief, and except in the case of fraud, indemnification under this ARTICLE X shall be the sole and exclusive remedy for any claim or action related to or arising out of this Agreement or the operation of the Company prior to the Closing, whether such claim or action is based on contract, tort or otherwise. Buyer and the Company Stockholders each hereby waive any provision of any Legal Requirement to the extent that it would limit or restrict the agreement contained in this Section 10.9. The Parties further agree that, in connection with any Breach or alleged Breach by a Party of the terms and provisions of this ARTICLE X, in addition to all other remedies available at law or hereunder, the injured Party shall be entitled to equitable relief, including injunctive relief and specific performance and all reasonable attorneys’ fees and court costs incurred in connection therewith.

10.10    Jurisdiction; Governing Law.

(a)     Jurisdiction. The Parties agree that any disputes arising out of or related in any way to this Agreement, including a breach of this Agreement, shall be filed exclusively in the Chancery Court of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”). None of the Parties will argue or contend that it is not subject to the jurisdiction of the Delaware Courts or that venue in New Castle County, Delaware is improper.

(b)     Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.11    Equitable Remedies. In the event that a Party desires to enforce any provision of this Agreement by injunction or specific performance or to obtain other equitable relief, such Party may seek such relief by commencing a proceeding in a court in the Delaware Courts.

ARTICLE XI
CONFIDENTIALITY

11.1    Non-Disclosure of Information. The provisions contained in the Confidentiality Agreement, dated as of May 6, 2016, between the Company and Buyer (the “Confidentiality Agreement”) remain in full force and effect.

11.2    Publicity. Immediately following the execution, delivery and the Closing of this Agreement, Buyer may issue a press release with respect to this Agreement and the Contemplated Transactions substantially in the form previously provided to the Company and shall make such filings as required by applicable Legal Requirements. Except as required by applicable Legal Requirements or as contemplated by the foregoing sentence, none of the Company Stockholders shall, and shall cause their respective Affiliates not to, issue any public report, statement, advertisement, press release or otherwise make any public statement with respect to this Agreement or the Contemplated Transactions without prior consultation with and approval of Buyer. The Parties acknowledge and agree that each Party is responsible for compliance with the foregoing by each of its Representatives.

ARTICLE XII
GENERAL

12.1    Expenses. Except as otherwise expressly set forth elsewhere in this Agreement, each Party will bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement and the other Transaction Documents, including any related broker’s or finder’s fees.

12.2    Entire Agreement. With the exception of the provisions of the Confidentiality Agreement, this Agreement and the other Transaction Documents, together with all Exhibits and Schedules hereto and thereto, constitutes the entire understanding among the Parties with respect to the subject matter contained herein and therein and supersedes any prior understandings and agreements among them respecting such subject matter, whether verbal or written in all forms.

12.3    Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

12.4    Notices. All notices or other communications required hereunder shall be in writing and shall be deemed to have been given: (a) upon receipt, if delivered in person, (b) three (3) days after the date of mailing, if mailed by certified or registered mail (first class postage pre-paid), or (c) one (1) Business Day after deposit with an overnight courier service such as Federal Express to the following addresses (or to such other addresses which such Party shall designate in writing to the other Party):

If to the Company Stockholders or the Stockholder Representative, to:

Carl von Hake

5155 W. Patrick Lane

Las Vegas, NV 89118

Telephone: (702) 362-9200

with a copy (which shall not constitute notice) to:

Lawson & Weitzen, LLP

88 Black Falcon Avenue, Suite 345

Boston, MA 02210

Attn: George E. Christodoulo, PC

Telephone: (617) 439-4990

If to Buyer or the Company:

NV5 Global, Inc.

200 South Park Road, Suite 350

Hollywood, FL 33021-8798

Attn: Richard Tong, EVP and General Counsel

Telephone: (954) 495-2114

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004-1109

Attn: Mahvesh A. Qureshi

Telephone: (202) 637-3677

12.5    Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

12.6    Termination of Obligations. Each Company Stockholder hereby agrees that, from and after the Closing, none of the Company or any of its Affiliates shall have, and such Company Stockholder hereby releases them from, any debt, loss, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, in equity or at law, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation) owed to such Company Stockholder by the Company or any of its Affiliates prior to the date hereof, including, subject to clause (b)(iii) below, in respect of any claims for indemnification or advancement of expenses arising from such Company Stockholder acting as an officer, director, employee or in some other capacity on behalf of the Company or any of its Affiliates, arising from any omissions, acts or future, contingent or unconditional, fixed or variable under any Contract or on any other basis whatsoever, whether in equity or at law, other than with respect to (a) such Company Stockholder’s rights under this Agreement and the Contemplated Transactions, and (b) any rights such Company Stockholder may have (i) to receive compensation pursuant to an employment arrangement in the ordinary course of business with respect to the most recent payroll period (if any) beginning and not closing prior to the Closing Date or reimbursement for expenses pending during the most recent payroll period and incurred in connection with such Company Stockholder’s activities on behalf of the Company, (ii) with respect to Employee Benefit Plans, or (iii) with respect to indemnification under the Articles of Incorporation or Bylaws of the Company as contemplated in Section 8.1(a). Each Company Stockholder hereby acknowledges that he, she or it is familiar with the principle that a general release does not extend to claims that the releasor does not know or suspect to exist in the releasor’s favor at the time of executing the release, which, if known by the releasor, must have materially affected the releasor’s settlement with the release. Being aware of such principle, each Company Stockholder hereby agrees to expressly waive any rights he, she or it may have thereunder, as well as under any statute or common law principles of similar effect (other than as set forth in this Section 12.6).

12.7    Severability. If any provision of this Agreement is held illegal, invalid or unenforceable such illegality, invalidity or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances be deemed modified to the extent necessary to render enforceable the provisions hereof.

12.8    Waiver. Except as otherwise provided in this Agreement, the failure of any Party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

12.9    Assignment. Buyer may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Stockholder Representative; provided, however, that Buyer may assign this Agreement or any of the rights or obligations hereunder to any Affiliate of Buyer. No such assignment will release Buyer of its obligations hereunder and the references in this Agreement to Buyer shall also apply to any such assignees, unless the context otherwise requires.

12.10  Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the Parties, and, except as otherwise set forth herein, does not confer any rights on any other Persons.

12.11  Amendments. This Agreement may be amended only by a written instrument duly executed by each of the Parties hereto.

12.12  Counterparts; Facsimiles. This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any Party will not become effective until counterparts hereof have been executed by each of the Parties. It shall not be necessary in making proof of this Agreement or any counterparts hereof to produce or account for any of the other counterparts. In order to facilitate execution of this Agreement, facsimile and .PDF signatures shall be deemed to be original signatures.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, or by their duly authorized officers, as of the date first above written.

COMPANY:

J.B.A. CONSULTING ENGINEERS, INC. By:/s/ Dwayne G. Miller Name: Dwayne G. Miller Title: Secretary

[Signature Page – J.B.A.]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, or by their duly authorized officers, as of the date first above written.

BUYER:

NV5 GLOBAL, INC. By:/s/ Dickerson Wright Name: Dickerson Wright Title: Chief Executive Officer

[Signature Page – NV5]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, or by their duly authorized officers, as of the date first above written.

STOCKHOLDER REPRESENTATIVE:

By:/s/ Carl von Hake Name: Carl von Hake Title: Stockholder Representative

[Signature Page – Stockholder Representative]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties, or by their duly authorized officers, as of the date first above written.

COMPANY STOCKHOLDERS:

ALLYN J. AND SUZETTE C. VAUGHN FAMILY TRUST, dated June 3, 2015

By:	/s/ Allyn J. Vaughn
Name:	Allyn J. Vaughn, Co-Trustee

VON HAKE FAMILY TRUST, dated February 8, 2002

By:	/s/ Carl R. von Hake
Name:	Carl R. von Hake, Co-Trustee

POE FAMILY TRUST, dated May 24, 2013

By:	/s/ Howard L. Poe
Name:	Howard L. Poe, Co-Trustee

THE GEORGE E. WARA AND SHELLI L. LOWE WARA REVOCABLE FAMILY TRUST DATED SEPTEMBER 12, 1989 AND RESTATED SEPTEMBER 11, 2009

By:	/s/ George E. Wara
Name:	George E. Wara, Co-Trustee

CASHIN FAMILY TRUST

By:	/s/ Wendy Cashin
Name:	Wendy Cashin, Co-Trustee

VIC A. SIBILLA TRUST, dated March 12, 2007

By:	/s/ Vic A. Sibilla
Name:	Vic A. Sibilla, Trustee
VIETRISH 2016, LLC, a Nevada limited-liability company

By:	/s/ Dwayne G. Miller
Name:	Dwayne G. Miller, Manager

By:	/s/ Kelley P. Miller
Name:	Kelley P. Miller, Manager

JAMES GIST

By:	/s/ James Gist
Name:	James Gist, individually

PETER GREVILLE

By:	/s/ Peter Greville
Name:	Peter Greville, individually
DAVID WELLS

By:	/s/ David Wells
Name:	David Wells, individually
GREG SHINO

By:	/s/ Greg Shino
Name:	Greg Shino, individually
JAMES WISDOM

By:	/s/ James Wisdom
Name:	James Wisdom, individually
SANDEEP RANE

By:	/s/ Sandeep Rane
Name:	Sandeep Rane, individually
STEVEN FISHER

By:	/s/ Steven Fisher
Name:	Steven Fisher, individually

RYAN ISHINO

By:	/s/ Ryan Ishino
Name:	Ryan Ishino, individually
ROBERT JONES, JR.

By:	/s/ Robert Jones, Jr.
Name:	Robert Jones, Jr., individually
CORY LINDSLEY

By:	/s/ Cory Lindsley
Name:	Cory Lindsley, individually
NICK MORIARTY

By:	/s/ Nick Moriarty
Name:	Nick Moriarty, individually
JASON WITTERMAN

By:	/s/ Jason Witterman
Name:	Jason Witterman, individually
LAM IENG

By:	/s/ Lam Ieng